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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

W. P. Carey Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):
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April 30, 2014

Notice of Annual Meeting of Stockholders
To Be Held Thursday, June 19, 2014

Dear W. P. Carey Inc. Stockholder:

              The 2014 Annual Meeting of Stockholders of W. P. Carey Inc. will be held at The TimesCenter, 242 West 41st Street, New York, NY 10018 on Thursday, June 19, 2014 at 4:00 p.m. for the following purposes:

    •
    Election of fourteen Directors for 2014;

    •
    Consideration of an advisory vote on executive compensation;

    •
    Consideration of an advisory vote on the frequency of votes on executive compensation;

    •
    Ratification of the appointment of PricewaterhouseCoopers LLP as W. P. Carey Inc.'s Independent Registered Public Accounting Firm for 2014; and

    •
    To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

              Only stockholders who owned stock at the close of business on April 14, 2014 are entitled to vote at the meeting. W. P. Carey Inc. mailed the attached Proxy Statement, proxy card and its Annual Report to stockholders on or about May 2, 2014.

By Order of the Board of Directors

SUSAN C. HYDE Managing Director and Secretary

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. You may vote your shares by using the telephone or through the Internet. Instructions for using these services are set forth on the enclosed proxy card. You may also vote your shares by marking your votes on the enclosed proxy card, signing and dating it and mailing it in the business reply envelope provided. If you attend the Annual Meeting, you may withdraw your previously submitted proxy and vote in person.

Important Notice Regarding Availability of Proxy Materials
For the 2014 Annual Meeting of Stockholders to Be Held on June 19, 2014

This Proxy Statement and the Annual Report to Stockholders
are available at www.proxyvote.com.

i

W. P. CAREY INC.

PROXY STATEMENT
APRIL 30, 2014

QUESTIONS & ANSWERS

The accompanying Proxy is solicited by the Board of Directors of W. P. Carey Inc., a Maryland corporation, for use at its annual meeting of stockholders (the "Annual Meeting") to be held at The TimesCenter, 242 West 41st Street, New York, NY 10018 on Thursday, June 19, 2014 at 4:00 p.m., and any adjournment or postponement thereof. As used herein, "W. P. Carey," the "Company," "we," and "us" refer to W. P. Carey Inc. References in this Proxy Statement to W. P. Carey Inc. or the Company include W. P. Carey Inc.'s affiliates and subsidiaries and its predecessor, W. P. Carey & Co. LLC, except where the context otherwise indicates.

Who is soliciting my proxy?

The Directors of W. P. Carey Inc. are sending you this Proxy Statement and enclosed proxy card.

Who is entitled to vote?

W. P. Carey Inc.'s stockholders as of the close of business on April 14, 2014, which is the Record Date, are entitled to vote at the Annual Meeting.

How do I vote?

You may vote your shares either by attending the Annual Meeting, by telephone, through the Internet, or by mail by following the instructions provided in the Notice or the printed copy of the proxy materials. If you hold your shares in "street name" through a broker or other nominee, you must follow the instructions provided by your broker or nominee to vote your shares. If you are a stockholder of record and received a printed copy of the proxy materials, to vote by proxy, sign and date the enclosed proxy card and return it in the enclosed envelope. If you return your proxy card but fail to mark your voting preference, your shares will be voted FOR each of the nominees listed in Proposal One, FOR the advisory vote related to executive compensation in Proposal Two, for the "Vote Every Year" option regarding the frequency of future advisory votes on executive compensation in Proposal Three, and FOR the ratification of the appointment of our independent registered public accounting firm in Proposal Four, and in the discretion of the proxy holders if any other matter properly comes before the meeting. We suggest that you return a proxy card even if you plan to attend the Annual Meeting.

May I revoke my proxy?

Yes, you may revoke your proxy at any time before the Annual Meeting by notifying W. P. Carey Inc.'s Secretary or submitting a new proxy card, or by voting in person at the meeting. You should mail any notice of revocation of proxy to Susan C. Hyde, Secretary, W. P. Carey Inc., 50 Rockefeller Plaza, New York, New York 10020.

How many shares may vote?

At the close of business on the Record Date, W. P. Carey Inc. had 99,348,298 shares of its Common Stock outstanding and entitled to vote. Every stockholder is entitled to one vote for each share held.

What is a quorum?

A quorum is the presence, either in person or represented by proxy, of a majority of all the votes entitled to be cast at the Annual Meeting. There must be a quorum for the Annual Meeting to be held.

How many votes are required at the Annual Meeting for stockholder approval of the different proposals?

Assuming a quorum is present, with respect to the election of Directors in Proposal One, each share may be voted for as many individuals as there are Directors to be elected. A plurality of all the votes cast shall be sufficient to elect a Director. With respect to the advisory vote related to executive compensation in Proposal Two, the proposal is non-binding but the Board will review and consider the outcome of the vote when making future decisions on executive compensation. With respect to the frequency of future advisory votes related to executive compensation in Proposal Three, the proposal is also non-binding but the Board will consider the option that receives the greatest number of votes cast to be the preference of our stockholders. With respect to Proposal Four, the ratification of the appointment of our independent registered public accounting firm, the affirmative vote of a majority of the votes cast by the stockholders, in person or by proxy and entitled to vote, is necessary for approval. Abstentions, as well as broker "non-votes," which arise when a broker cannot vote on a particular matter because the matter is not considered to be routine under applicable regulations and the beneficial owner of the shares has not given applicable instructions to the broker as required to enable the broker to vote, are each counted for quorum purposes but are not counted as votes for or against any matter under state law. For these reasons, for any matter before the stockholders at the meeting, abstentions and broker "non-votes" have no effect on whether the votes cast at the meeting are enough for approval of the matter.

How will voting on stockholder proposals be conducted?

We do not know of any other matters that are likely to be brought before the Annual Meeting. However, if any other matters properly come before the Annual Meeting, your signed proxy gives authority to the persons named in the enclosed proxy to vote your shares on such matters in accordance with their best judgment to the extent permitted by applicable law.

Who will pay the cost for this proxy solicitation?

W. P. Carey Inc. will pay the cost of preparing, assembling and mailing the Notice about Internet availability, this Proxy Statement, the Notice of Meeting and the enclosed proxy card. In addition to the solicitation of proxies by mail, we may utilize some of the officers and employees of our wholly-owned subsidiary, Carey Asset Management Corp., or CAM (who will receive no compensation in addition to their regular salaries), to solicit proxies personally and by telephone. We intend to retain an outside solicitation firm, Computershare Fund Services, to assist in the solicitation of proxies for a fee estimated to be $140,000 or less, plus out-of-pocket expenses. We expect to request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy materials to their principals and to request authority for the execution of proxies, and we will reimburse such persons for their expenses in so doing.

PROPOSAL ONE

ELECTION OF DIRECTORS

              At the Annual Meeting, you and the other stockholders will elect fourteen Directors, each to hold office until the next annual meeting of stockholders except in the event of death, resignation or removal. If a nominee is unavailable for election, the Company's Board of Directors (the "Board") may reduce its size or designate a substitute. If a substitute is designated, proxies voting on the original nominee will be cast for the substituted nominee. Currently, the Board is unaware of any circumstances that would result in a nominee being unavailable.

              The Company's Amended and Restated Articles of Incorporation (the "Articles") state that the number of seats constituting the entire Board of Directors should be twelve, which number may be increased or decreased only by the Board pursuant to the Company's Amended and Restated Bylaws (the "Bylaws"). The Bylaws state that the number of Directors may be no more than twenty-five and no less than the minimum number required by the Maryland General Corporation law, with the exact number of seats to be determined from time to time by the Board. Prior to the retirement of Director Francis J. Carey in January 2014, there were thirteen Directors on the Board. At its regular meeting in March 2014, the Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, determined to fill the vacancy created by Mr. Carey's retirement and elected Jean Hoysradt, a member of the Advisory Board of CAM and its Investment Committee since 2011, to the Board. In addition, as discussed under Corporate Governance – Retirement Age Policy below, the Board has established a mandatory retirement age for Directors. In light of this policy, the Board determined that, as part of its succession planning, it would be prudent to temporarily increase the size of the Board for continuity purposes prior to the retirement of Directors in future years. As a result, at a special meeting in April 2014, the Board increased the number of Directors to fourteen and, upon the recommendation of the Nominating and Corporate Governance Committee, elected Mary M. VanDeWeghe to fill the resulting vacancy. The qualifications of Ms. Hoysradt and Ms. VanDeWeghe, and the reasons for their nomination, are set forth under their names below. For a discussion of the process undertaken by the Nominating and Corporate Governance Committee and the Board regarding the consideration of potential candidates for Board membership, see Corporate Governance – Nominating Procedures below.

Nominees for the Board of Directors

              Unless otherwise specified, proxies will be voted for the election of the named nominees, each of whom was recommended by the Nominating and Corporate Governance Committee and approved by the Board. All of the nominees for the fourteen seats are currently members of the Board. Detailed biographical and other information on each nominee for election to the Board of Directors is provided below. Following each nominee's biographical information, we have provided information concerning the particular attributes, experience, and/or skills that have led the Board to determine that each nominee should serve as a Director. The Board recommends a vote FOR each of the nominees set forth below. Assuming the presence of a quorum at the Annual Meeting, the affirmative vote of a plurality of the votes cast by the stockholders is required to elect each nominee.

TREVOR P. BOND
AGE: 52
Director Since: 2007

              Mr. Bond has served as President and Chief Executive Officer of W. P. Carey and Chief Executive Officer of Corporate Property Associates 17 – Global Incorporated ("CPA®:17 – Global") since September 2010, having served previously as Interim Chief Executive Officer since July 2010. From June 2007 until his appointment as the Company's Interim Chief Executive Officer, Mr. Bond was a member of the Investment Committee of CAM (the "Investment Committee"). Mr. Bond has served as President of CPA®:17 – Global since October 2012 and as a director of that entity since June 2012. He has also served as Director, President and the Chief Executive Officer of Corporate Property Associates 18 – Global Incorporated ("CPA®:18 – Global" and, together with CPA®:17 – Global, the "CPA® REITs") since September 2012. The CPA® REITs are publicly owned, non-traded real estate investment trusts, or REITs, sponsored by the Company. He had also served as Interim Chief Executive Officer of Corporate Property Associates 16 – Global Incorporated ("CPA®:16 – Global"), another publicly owned, non-traded REIT sponsored by the Company, from July 2010 to September 2010 and then as Chief Executive Officer from September 2010, and as a Director from June 2012, through January 31, 2014, when CPA®:16 – Global merged with and into the Company (the "CPA®:16 Merger"). Since September 2010, Mr. Bond has also served as Chairman of the Board of Directors of Carey Watermark Investors Incorporated ("CWI" and, together with the CPA® REITs, the "Managed REITs"), which is also a publicly owned, non-traded REIT sponsored by the Company. Mr. Bond has been the managing member of a private investment vehicle investing in real estate limited partnerships, Maidstone Investment Co., LLC, since March 2002. Mr. Bond served in several management capacities for Credit Suisse First Boston ("CSFB") from 1992 to 2002, including: co-founder of CSFB's Real Estate Equity Group, which managed approximately $3 billion of real estate assets; founding team member of Praedium Recovery Fund, a $100 million fund managing distressed real estate and mortgage debt; and as a member of the Principal Transactions Group managing $100 million of distressed mortgage debt. Prior to CSFB, Mr. Bond served as an associate to the real estate and finance departments of Tishman Realty & Construction Co. and Goldman Sachs & Co. in New York. Mr. Bond also founded and managed an international trading company from 1985 to 1987 that sourced industrial products in China for U.S. manufacturers. He has also been elected to serve as a member of the 2014 Board of Governors of NAREIT. He is also a member of the Real Estate Roundtable and serves as well on the International Advisory Board of the Harvard Real Estate Academic Initiative. Mr. Bond received an M.B.A. from Harvard University. Mr. Bond brings to the Board over 25 years of real estate experience in several sectors, including finance, development, investment and asset management, across a range of property types, as well as direct experience in Asia. As Chief Executive Officer, Mr. Bond makes information and insight about the Company's business directly available to the Directors in their deliberations.

NATHANIEL S. COOLIDGE*
AGE: 75
Director Since: 2002

              Mr. Coolidge currently serves as Chairman of the Investment Committee. He has previously served as Chairman of the Audit Committee and is currently a member of that Committee. Mr. Coolidge, former Senior Vice President of John Hancock Mutual Life Insurance Company ("John Hancock"), retired in 1996 after 23 years of service. From 1986 to 1996, Mr. Coolidge headed the John Hancock Bond and Corporate Finance Department, which was responsible for managing its entire fixed income investments and private equity portfolio, after having served as Second Vice President and Senior Investment Officer from 1973 to 1986. Mr. Coolidge joined the New England Merchants National Bank in Boston, Massachusetts in 1964 and served as Commercial Lending Officer from 1966 to 1973. Mr. Coolidge is a graduate of Harvard University and served as a U.S. Naval officer. Mr. Coolidge brings to the Board over 40 years of experience analyzing corporate credits, including ten years as the head of a department managing more than $20 billion of private placements, public bonds, and private equity securities.

MARK J. DECESARIS
AGE: 55
Director Since: 2012

              Mr. DeCesaris currently serves as the Chairman of the Technology Committee and was appointed to the Board in July 2012, when he announced his intention to resign as the Company's Chief Financial Officer, which occurred in March 2013. He had served as Chief Financial Officer of the Company, CPA®:16 – Global and CPA®:17 – Global from July 2010 to March 2013, having previously served as Acting Chief Financial Officer, Managing Director and Chief Administrative Officer of the Company and CPA®:16 – Global since November 2005 and of CPA®:17 – Global since October 2007. Mr. DeCesaris had also served as Chief Financial Officer of CPA®:18 – Global from September 2012 to March 2013 and as Chief Financial Officer of CWI from March 2008 (and as Chief Administrative Officer from September 2010) to March 2013. He has served on the Board of Managers of Carey Financial, LLC, the Company's broker-dealer subsidiary ("Carey Financial"), since 2006, and as Chairman since May 2013. Prior to joining W. P. Carey, from 2003 to 2004 Mr. DeCesaris was Executive Vice President for Southern Union Company, a natural gas energy company publicly traded on the New York Stock Exchange, where his responsibilities included overseeing the integration of acquisitions and developing and implementing a shared service organization to reduce annual operating costs. From 1999 to 2003, he was Senior Vice President for Penn Millers Insurance Company, a property and casualty insurance company, where he served as President and Chief Operating Officer of Penn Software, a subsidiary of Penn Millers Insurance. From 1994 to 1999, he

*
Independent Director

was President and Chief Executive Officer of System One Solutions, a business consulting firm that he founded. Mr. DeCesaris is a licensed Certified Public Accountant and started his career with Coopers & Lybrand in Philadelphia. Mr. DeCesaris graduated from King's College with a B.S. in Accounting and a B.S. in Information Technology. He has served as Vice Chairman of the Board of Trustees of King's College since October 2010 and as a member of the Board of Directors of Petroleum Service Co. and Mountain Productions since 2009 and 2012, respectively, and he is a member of the American Institute of Certified Public Accountants. As the Company's former Chief Financial Officer, Mr. DeCesaris brings to the Board a deep understanding of our business as well as his extensive knowledge of accounting matters generally.

EBERHARD FABER, IV*
AGE: 77
Director Since: 1998

              Mr. Faber currently serves as Chairman of the Nominating and Corporate Governance Committee. He served as Lead Director from December 2006 to July 2010. Mr. Faber held various posts with Eberhard Faber Inc., the worldwide manufacturer of writing products and art supplies, serving as Chairman and Chief Executive Officer from 1973 until 1987, when the company merged into Faber-Castell Corporation. He served as a Director of the Federal Reserve Bank of Philadelphia from 1980 to 1986, chairing its Budget and Operations Committee, and was Chairman of the Board of Citizen's Voice Newspaper from 1992 to 2002. Currently, he is an emeritus director of PNC Bank, N.A., where he served as a member of the Northeast Pennsylvania Advisory Board from 1998 to 2011 and as a Director from 1994 to 1998, and a Trustee of the Geisinger Wyoming Valley Hospital and the Eberhard L. Faber Foundation. He was a Borough Councilman of Bear Creek Village from 1994 to 2005. In addition to graduating from Princeton University magna cum laude, he was a member of Phi Beta Kappa while serving as Chairman of The Daily Princetonian and was a Fulbright Scholar and teaching fellow at the University of Caen in France. Mr. Faber also served as a Director of First Eastern Bank from 1986 to 1992 and as its Chairman of the Board from 1992 to 1994, when the bank was sold to PNC Bank, N.A. He also served as Chairman of the Board of King's College in Wilkes-Barre, Pennsylvania from 1996 through 2011. Mr. Faber brings to the Board extensive business, corporate governance and financial expertise and experience.

BENJAMIN H. GRISWOLD, IV*
AGE: 73
Director Since: 2006

              Mr. Griswold currently serves as Non-Executive Chairman of the Board, having previously served as Lead Director since July 2010. Mr. Griswold is a partner and Chairman of Brown Advisory Inc. ("Brown Advisory"), a Baltimore-based firm providing asset management and strategic advisory services in the U.S. and abroad. Prior to joining Brown Advisory as senior partner in March 2005, Mr. Griswold had served as Senior Chairman of Deutsche Bank Securities Inc. He had served as Senior Chairman of Deutsche Banc Alex. Brown, the predecessor of Deutsche Bank Securities Inc., since the acquisition of Bankers Trust by Deutsche Bank in 1999. Mr. Griswold began his career at Alex. Brown & Sons in 1967, and became a partner of the firm in 1972. He headed the company's research department, equity trading and equity division prior to being elected Vice Chairman of the Board and Director in 1984, and Chairman of the Board in 1987. Upon the acquisition of Alex. Brown by Bankers Trust New York Corporation in 1997, he became Senior Chairman of BT Alex. Brown. Mr. Griswold is a member of the boards of Stanley Black & Decker and Flowers Foods. A former Director of the New York Stock Exchange, he is active in civic affairs in the Baltimore area and serves as an Emeritus Trustee of Johns Hopkins University and heads the endowment board of the Baltimore Symphony Orchestra. Mr. Griswold received his B.A. from Princeton University and his M.B.A. from Harvard University and served as a U.S. Army officer. Mr. Griswold brings to the Board 47 years of experience in the investment business, first as an investment banker (38 years) and

*
Independent Director

then as an investment advisor (9 years). He has extensive experience with and understanding of capital markets as well as security analysis and valuation. His board experience and his past experience as a director of the New York Stock Exchange give him a detailed understanding of corporate governance in general and audit, compensation, governance, and finance committee functions in particular.

AXEL K.A. HANSING*
AGE: 71
Director Since: 2011

              Mr. Hansing is a Partner at Coller Capital, Ltd., a global leader in the private equity secondary market, and is responsible for the origination, execution and monitoring of investments. Prior to joining Coller Capital in 2000, Mr. Hansing was Chief Executive Officer of Hansing Associates, a corporate finance boutique, which he founded in 1994. He was previously Managing Director of Equitable Capital Management (New York and London), head of the International Division of Bayerische Hypotheken und Wechsel-Bank in Munich and New York, and spent four years with Merrill Lynch International Banking in London and Hong Kong. Mr. Hansing attended the Advanced Management Program at Harvard Business School. Mr. Hansing has served as a member of the Investment Committee since September 2008 and a member of the board of directors of W. P. Carey International LLC ("WPCI," as described below) since December 2008. Mr. Hansing brings to the Board over 35 years of experience in international corporate real estate and investment banking, including private equity investment both as a General Partner and a Limited Partner.

JEAN HOYSRADT*
AGE: 63
Director Since: 2014

              Ms. Hoysradt has served as a member of the Investment Committee since 2011. Ms. Hoysradt has served as Chief Investment Officer of Mousse Partners Limited, an investment office based in New York, since April 2001. She served as Senior Vice President and Head of Securities Investment and Treasury at New York Life Insurance Company from 1991 to 2000, and previously held positions in investment banking and investment management at Manufacturers Hanover, First Boston and Equitable Life. A graduate of Duke University, Ms. Hoysradt also holds an M.B.A. from the Columbia University School of Business. She is a member of Duke University Management Company's Board of Directors and Audit Committee. Ms. Hoysradt brings to the Board many years of real estate, private equity and investment expertise, along with domestic and international experience, which have been great assets to the Investment Committee for the past three years.

DR. RICHARD C. MARSTON*
AGE: 71
Director Since: 2011

              Dr. Marston is the James R.F. Guy Professor of Finance and Economics at the Wharton School of the University of Pennsylvania, having joined the faculty of the University in 1972. Dr. Marston holds degrees from Yale College (summa cum laude), Oxford University (where he was a Rhodes Scholar), and Massachusetts Institute of Technology (PhD) and has been awarded numerous honors, fellowships and grants throughout the United States, Europe and Asia. Dr. Marston has been a consultant on foreign exchange and international finance to government agencies like the U.S. Treasury and the Federal Reserve and the International Monetary Fund and has advised firms such as Citigroup, JP Morgan, and Morgan Stanley on investment policy. He currently serves as an advisor to several family offices. Dr. Marston has served as a member of the Investment Committee since September 2010 and a member of the board of directors of WPCI since June 2009. Dr. Marston brings to the Board close to four decades of financial and economic industry experience.

*
Independent Director

ROBERT E. MITTELSTAEDT, JR.*
AGE: 70
Director Since: 2007

              Mr. Mittelstaedt currently serves as the Chairman of the Compensation Committee. He also serves on the Boards of Directors of Innovative Solutions & Support, Inc. and Laboratory Corporation of America Inc. Mr. Mittelstaedt served as Dean of the W. P. Carey School of Business at Arizona State University from June 2004 to March 2013 and currently serves as Dean Emeritus, after retiring from the University on December 31, 2013. Between 1973 and 2004, he served in numerous positions at The Wharton School, most recently as Vice Dean, Executive Education, and Director of the Aresty Institute of Executive Education. From 1985-1990 he co-founded, developed and sold Intellego, Inc., a company engaged in practice management, systems development and service bureau billing operations in the medical industry. He formerly served as a member of the Boards of Directors of A.G. Simpson Automotive, Inc., Dresser Insurance, Inc., HIP Foundation, Inc. and Intelligent Electronics, Inc. Mr. Mittelstaedt received his B.S. (Mechanical Engineering) from Tulane University and his M.B.A. from the Wharton School at the University of Pennsylvania. Mr. Mittelstaedt brings to the Board over 30 years of strategic planning experience covering a range of businesses. He also brings extensive corporate governance expertise, having developed and taught courses on corporate governance matters for over 20 years.

CHARLES E. PARENTE*
AGE: 73
Director Since: 2006

              Mr. Parente currently serves as Chairman of the Audit Committee. Mr. Parente also serves as Chief Executive Officer of Pagnotti Enterprises, Inc., a diversified holding company whose primary business includes workers' compensation insurance, real estate, anthracite coal mining preparation and sales, and as Chairman and Chief Executive Officer of CP Media, LLC, a holding company that owns broadcast television stations. From 1988 through 1993, he served as President and Chief Executive Officer of C-TEC Corporation, a telecommunications and high-technology company. From 1970 through 1987, Mr. Parente was Chief Executive Officer and Managing Partner of Parente Randolph, LLC (now ParenteBeard LLC), a leading independent accounting and consulting firm in the Northeast United States and among the top 25 in the country. From 1962 through 1970, he was employed at Haskins & Sells, a public accounting firm. Mr. Parente is a member of the Board of Directors of: Sordoni Construction Services, Inc., a commercial construction and real estate development company; Circle Bolt & Nut Co., a distributor of industrial products; and Frank Martz Coach Co. & Subsidiaries, a diversified transportation company. Mr. Parente also served as a Director of Community Bank System, Inc., a bank holding company, and its affiliated bank, Community Bank, N.A., from May 2004 through December 2010. Mr. Parente was a member of the Board of Directors of Bertels Can Company, a private manufacturer of metal cans for the gift industry, from 1993 to 2006. He is active with various civic and community organizations, is past Chairman of the Board of Directors of the Wyoming Valley Health Care System, Inc. and is a board member of The Luzerne Foundation and King's College, where he also served as Chairman from 1989 through 1998. He is a Certified Public Accountant and is a member of the American Institute of Certified Public Accountants. He graduated cum laude from King's College in Wilkes-Barre, PA. Mr. Parente brings to the Board extensive knowledge of accounting matters as well as executive experience.

*
Independent Director

MARY M. VANDEWEGHE*
AGE: 54
Director Since: 2014

              Ms. VanDeWeghe is the Chief Executive Officer and President of Forte Consulting Inc., a financial and management consulting firm, and a Professor at Georgetown University's McDonough School of Business. Prior to returning to Forte Consulting in 2009, Ms. VanDeWeghe was Senior Vice President of Finance for Lockheed Martin Corporation from 2006 to 2009, where her responsibilities included Corporate Treasury, Mergers and Acquisitions, Investor Relations, Corporate and Competitive Financial Analysis, and Investment Management. From 1996 to 2006, she was Chief Executive Officer and President of Forte Consulting, providing financial and management consulting to corporate and government clients. During that time period, she also served as executive in residence and finance professor at the Smith School of Business at the University of Maryland. She began her career in 1983 at J.P. Morgan, where she held positions in corporate finance, capital markets and general management, and rose to the rank of Managing Director. During her tenure at J.P. Morgan, she covered clients in a variety of industries, including chemicals, construction, defense, energy, health care, lodging, media, and telecommunications. Ms. VanDeWeghe has served as a Director of Ecolab Inc., a global leader in water, hygiene, and energy technologies and services, since its merger with Nalco Holding Company in December 2011 and is a member of its Audit and Finance Committees. She has announced her intention to retire from the Ecolab board prior to its annual meeting of stockholders to be held on May 8, 2014. She served on the board of Nalco Holding Company from 2009 to 2011. She has served on the board of Brown Advisory since 2003. Ms. VanDeWeghe has a B.A. in economics from Smith College and an M.B.A. in finance from Dartmouth College's Tuck School of Business. Ms. VanDeWeghe brings to the board the experience in corporate governance, financial analysis and strategy, mergers and acquisitions, and capital markets that she gained through her role in financial management as well as her work in consulting and investment banking.

NICK J.M. VAN OMMEN*
AGE: 67
Director Since: 2011

              Mr. van Ommen served as Chief Executive Officer of the European Public Real Estate Association (EPRA) from 2000 to 2008, promoting, developing and representing the European public real estate sector. He has over three decades of financial industry experience, serving in various roles in the banking, venture capital and asset management sectors. Mr. van Ommen currently serves on the supervisory boards of several companies, including VASTNED Retail and Intervest Offices & Warehouses, listed real estate companies in Belgium, and IMMOFINANZ AG, a listed real estate company in Austria. Mr. van Ommen has served as a member of the Investment Committee since September 2008 and a member of the board of directors of WPCI since December 2008. An M.B.A. graduate and a fellow of the Royal Institute of Chartered Surveyors (FRICS), Mr. van Ommen brings to the Board over 30 years of financial and real estate experience, particularly in Europe.

DR. KARSTEN VON KÖLLER*
AGE: 74
Director Since: 2003

              Dr. von Köller is currently Chairman of Lone Star Germany Acquisitions GmbH. He also serves as Chairman of the Supervisory Boards of Düsseldorfer Hypothekenbank AG and MHB Bank AG. He is also Vice Chairman of the Supervisory Board of IKB Deutsche Industriebank AG, where he is Chairman of the Audit Committee. Dr. von Köller was Chief Executive Officer of Eurohypo AG until 2003. He was also Chairman of the Board of Management of Allgemeine HypothekenBank Rheinboden AG from December 2005 until December 2006 and then Vice Chairman of the Supervisory Board of that bank,

*
Independent Director

which was renamed Corealcredit Bank, until March 2014. He was a director of FranconoWest AG, a residential real estate trust in Germany, from August 2007 until May 2008. Dr. von Köller brings to the Board Europe-wide experience in financing commercial real estate transactions as well as international bond market experience.

REGINALD WINSSINGER*
AGE: 71
Director Since: 1998

              Mr. Winssinger is founder and Chairman of National Portfolio, Inc., an Arizona-based firm involved in the acquisition, financing, management and construction of commercial, multi-family, industrial and land development real estate projects. He is the founder and Chairman of RW Partners, LLC, a syndicator, asset manager, and operator of real estate projects in Arizona, New Mexico, California, Texas, and the Carolinas. He spent ten years at the Winssinger family real estate company, a third-generation Belgian real estate enterprise, before coming to the United States in 1979 to expand their investment activity. Over a 20-year period, he created and managed a $500 million portfolio of U.S. real estate investment for U.S. and European investors. He later formed Horizon Real Estate Group, Inc., doing business as NAI Horizon in Phoenix, Arizona, a full service real estate firm providing brokerage, property management, construction management and real estate consulting services. Mr. Winssinger currently manages multiple companies with real estate investments primarily in Arizona, California and Texas. He is also the Honorary Consul of Belgium to Arizona. He attended the Sorbonne and is an alumnus of the University of California at Berkeley. Mr. Winssinger brings to the Board extensive experience in real estate, having worked in the industry for over 45 years. During his career, he has developed or managed several million square feet in residential and commercial real estate.

Committees of the Board of Directors

              Members of the Board of Directors have been appointed to serve on various Board committees. The Board has currently established a Compensation Committee, an Audit Committee, and a Nominating and Corporate Governance Committee, the functions of which are summarized below. The Board has also established an Executive Committee, which has the authority, subject to certain limitations, to exercise the powers of the Board of Directors during intervals between meetings of the full Board, and a Technology Committee, which reviews and oversees the Company's information technology systems and processes.

    •
    Compensation Committee.    The Compensation Committee's responsibilities include setting compensation principles that apply generally to Company employees; reviewing and making recommendations to the Board of Directors with respect to compensation for Directors; reviewing the compensation structure for all current key executives, including incentive compensation plans and equity-based plans; reviewing goals and objectives relevant to the Company's Executive Officers noted below, evaluating the Executive Officers' performance, and approving their compensation levels and annual and long-term incentive awards; and reviewing and approving the number of shares, price per share, and period of duration for stock grants under any approved share incentive plan. There were six Compensation Committee meetings held during 2013.

    •
    Audit Committee.    The Audit Committee assists the Board of Directors in monitoring the integrity of the financial statements and management's report of internal controls over financial reporting of the Company, the compliance by the Company with legal and regulatory requirements and the independence, qualifications and performance of the Company's internal audit function and Independent Registered Public Accounting Firm. Among the responsibilities of the Audit Committee are to engage an Independent Registered Public Accounting Firm, review with the Independent Registered Public Accounting Firm the

*
Independent Director

      plans and results of the audit engagement, approve professional services provided by the Independent Registered Public Accounting Firm, and consider the range of audit and non-audit fees. The Audit Committee approves the engagement of the internal auditors and reviews the scope of their internal audit plan. The Audit Committee also reviews and discusses the Company's internal controls with management, the internal auditors and the Independent Registered Public Accounting Firm and reviews the results of the internal audit program. There were eight Audit Committee meetings held during 2013.

    •
    Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee is responsible for developing and implementing policies and practices relating to corporate governance, including monitoring implementation of W. P. Carey's corporate governance policies. In addition, the Committee develops and reviews background information for candidates for the Board of Directors, including those recommended by stockholders, and makes recommendations to the Board regarding such candidates. The Nominating and Corporate Governance Committee met four times during 2013.

              The Board has adopted written charters for each of the Compensation, Audit, and Nominating and Corporate Governance Committees, which can be viewed on our website, www.wpcarey.com, under the heading "Investor Relations."

              Investment Committee.    Certain members of the Board are also members of the Investment Committee of the Advisory Board of CAM, a subsidiary of the Company that provides advisory services to the CPA® REITs and the Company. Before a property is acquired by a CPA® REIT or the Company, the transaction is reviewed by the Investment Committee to ensure that it satisfies the relevant investment criteria. The Investment Committee is not directly involved in originating or negotiating potential investments but instead functions as a separate and final step in the investment process. Current Directors of W. P. Carey who also serve on the Investment Committee are Messrs. Coolidge (Chairman), Hansing, Marston, van Ommen, von Köller, and Ms. Hoysradt. There were eleven Investment Committee meetings held during 2013.

BOARD COMMITTEE MEMBERSHIP ROSTER

Name	Executive	Compensation	Audit	Nominating and Corporate Governance	Technology
Trevor P. Bond	X				X

Nathaniel S. Coolidge	X		X

Mark J. DeCesaris					X*

Eberhard Faber, IV	X		X	X*

Benjamin H. Griswold, IV	X	X		X

Axel K.A. Hansing		X		X

Dr. Richard C. Marston	X		X	X

Robert E. Mittelstaedt, Jr.		X*	X		X

Charles E. Parente**		X	X*		X

Nick J.M. van Ommen		X	X

Karsten von Köller			X

Reginald Winssinger		X		X

*
Chairman of Committee

**
Audit Committee Financial Expert

              The table reflects membership on the committees of the Board as of the date of this Proxy Statement. As of that date, Directors Hoysradt and VanDeWeghe, who joined the Board in March 2014 and April 2014, respectively, were not members of any of the committees shown.

              The Board has determined that none of the Directors who currently serve on the Compensation, Audit, or Nominating and Corporate Governance Committees, or who served at any time during 2013 on such committees, has a relationship to W. P. Carey that may interfere with his independence from W. P. Carey and its management, and therefore all such Directors are "independent" as defined in the Listing Standards of the New York Stock Exchange, which we refer to in this Proxy Statement as the NYSE or the Exchange, and under applicable rules of the Securities and Exchange Commission, which we refer to in this Proxy Statement as the SEC or the Commission.

Board Meetings and Directors' Attendance

              There were four regular and four special Board meetings held in 2013, and each Director attended at least seventy-five percent of the aggregate of such meetings and of the meetings held during the year by the committees of which he was a member. Under our Corporate Governance Guidelines, each Director is required to make every effort to attend each Board meeting and applicable committee meetings, except in unavoidable circumstances. Although there is no specific policy regarding Director attendance at meetings of stockholders, Directors are invited and encouraged to attend. Eight of the then-serving Directors attended the Company's annual meeting of stockholders in 2013, which was held on July 11, 2013 after being postponed from its originally scheduled date.

Board Leadership Structure and Risk Oversight

              Mr. Benjamin H. Griswold, IV has served as Non-Executive Chairman of the Board since January 2012. The primary responsibility of the Non-Executive Chairman of the Board is to preside over meetings of the Board of Directors as well as to preside over periodic executive sessions of the Board in which management Directors and/or other members of management do not participate. The Board believes that, as a former Chairman of the Board of Alex. Brown & Sons, Mr. Griswold is well-suited, in his capacity as Non-Executive Chairman, to preside over both full and executive sessions of the Board.

              The Company's Chief Executive Officer, Trevor P. Bond, is also a member of the Board of Directors. The Board considers the Chief Executive Officer's participation to be important in order to make information and insight about the Company's business and its operations directly available to the Directors in their deliberations.

              The Board believes that risk oversight is the responsibility of the Board as a whole and not of any one of its committees. The Board periodically reviews the processes established by management to identify and manage risks, communicates with management about these processes, and receives regular reports from each of its committees concerning, among other things, risks arising within its areas of responsibility.

Compensation of the Board of Directors

              W. P. Carey pays fees to its Directors who are not its officers or employees for their services as Directors. We refer to these individuals in this Proxy Statement as Independent Directors or Non-Employee Directors.

              In September 2012, the Compensation Committee requested that its new independent compensation consultant, FPL Associates L.P. ("FPL Associates" or "FPL"), conduct a review of the compensation of the Board and committee members as part of the Compensation Committee's periodic review of such practices but also in light of the then-pending merger of the Company with CPA®:15 Incorporated, a publicly owned, non-traded REIT that was sponsored by the Company (the "CPA®:15 Merger"), and the Company's simultaneous conversion to a REIT (the "REIT Conversion"), which would be transformative transactions for the Company. Based on the results of that review and the advice of FPL

Associates, in January 2013 the Compensation Committee recommended, and the Board approved, that all fees for meetings of the Board and its committees should be eliminated, that the annual cash retainer should be increased from $50,000 to $90,000, each effective as of January 1, 2013, and that the grant date fair value of the annual award of restricted stock units, or RSUs, granted under the W. P. Carey Inc. 2009 Non-Employee Directors' Incentive Plan (the "Director Plan") to each Non-Employee Director ("Director RSUs") should be increased from $70,000 to $80,000 effective as of July 1, 2013, the next scheduled grant date for such RSUs. In addition, the annual fees for the chairs of the Audit and Compensation Committees were increased from $10,000 to $20,000 and $15,000, respectively, and the members of the Investment Committee who are also members of the W. P. Carey Board would receive $20,000 per year for service on that committee but would no longer receive attendance fees of $1,500 per committee meeting. In addition, all fees payable for service on boards of various subsidiaries of the Company were eliminated, except for the fees regarding service on the board of W. P. Carey & Co. BV, a Netherlands subsidiary of the Company that manages international assets for the Company as well as the CPA® REITs, which were reduced from $20,000 to $10,000 annually. The annual fee for serving as Non-Executive Chairman, which was set at $100,000 in 2012 when the position was initially established, was not changed.

              In June 2013, based on the advice of FPL Associates, the Compensation Committee recommended, and the Board approved, that, beginning on July 1, 2013, the form of stock-based compensation awards for Non-Employee Directors issued under the Director Plan should be changed from Director RSUs, which were immediately vested upon grant with the payout of the underlying shares of Common stock automatically deferred until the Director completed service on the Board, to restricted share awards ("Director RSAs"), which vest in full on the first anniversary of the grant and have voting and dividend rights.

              As a result, commencing in 2013, the Non-Employee Directors annual compensation for service on the W. P. Carey Board included:

    •
    An annual cash retainer of $90,000; and

    •
    A grant of Director RSAs with a grant date fair value of $80,000.

              In addition, Mr. Griswold received $100,000 for serving as Non-Executive Chairman; Mr. Parente received an additional $20,000 for serving as Chairman of the Audit Committee; Mr. Faber received an additional $10,000 for serving as Chairman of the Nominating and Corporate Governance Committee; Mr. Mittelstaedt received an additional $15,000 for serving as Chair of the Compensation Committee; Directors Coolidge, Hansing, Marston, van Ommen, and von Köller each received an additional $20,000 for serving on the Investment Committee, with Mr. Coolidge receiving an additional $20,000 for serving as Chairman of that committee; and, each of Mr. von Köller and Mr. van Ommen received an additional $10,000 for serving on the board of W. P. Carey & Co. BV.

              Mr. Bond, who is an officer of the Company, and Mr. DeCesaris, who was an officer of the Company until March 31, 2013, are also Directors, but Mr. Bond was not paid any Director fees in 2013 and Mr. DeCesaris began receiving prorated Director fees on April 1, 2013. The compensation received by each of Mr. Bond and Mr. DeCesaris as an officer of the Company in 2013 is discussed in the compensation tables for Executive Officers below. Ms. Hoysradt, who joined the Board in March 2014, served on the Advisory Board of CAM and its Investment Committee during 2013, for which she received retainers of $50,000 and $20,000, respectfully, as well as a fee of $1,500 per Investment Committee meeting attended during the year, for a total of $83,500. Upon her election to the Board in March 2014, she became eligible to participate, on a prorated basis, in the compensation program for Non-Employee Directors described above in lieu of the CAM Board and Investment Committee fees. Ms. VanDeWeghe first joined the Board in April 2014 and became eligible to participate, on a prorated basis, in the compensation program for Non-Employee Directors at that time. As a result, Ms. VanDeWeghe did not receive any board fees in 2013.

2013 DIRECTOR COMPENSATION TABLE

              The following table sets forth information concerning the total compensation of the individuals who served as Non-Employee Directors during 2013, including service on all committees of the Board as well as the boards of the Company's subsidiaries and the Investment Committee:

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Total ($)
Nathaniel S. Coolidge	133,000	79,987	212,987
Mark J. DeCesaris(2)	86,500	79,987	166,487
Eberhard Faber, IV	103,000	79,987	182,987
Benjamin H. Griswold, IV	194,500	79,987	274,487
Axel K.A. Hansing	113,000	79,987	192,987
Dr. Richard C. Marston	113,000	79,987	192,987
Robert E. Mittelstaedt, Jr.	111,000	79,987	190,987
Charles E. Parente	116,000	79,987	195,987
Nick J.M. van Ommen	126,000	79,987	205,987
Karsten von Köller	123,000	79,987	202,987
Reginald Winssinger	94,500	79,987	174,487
(1)
Amounts reflect the aggregate grant date fair value calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 ("FASB ASC Topic 718") with respect to awards of 1,201 Director RSAs received in 2013. There were no option awards, non-equity incentive compensation or nonqualified deferred compensation granted to the Non-Employee Directors during 2013. For each of the Directors, the grant date fair value of each Director RSA, computed in accordance with FASB ASC Topic 718, was $66.60 on July 1, 2013. The assumptions on which these valuations are based are set forth in Note 15 to the consolidated financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2013 (the "2013 Form 10-K").

(2)
Mr. DeCesaris resigned as the Company's Chief Financial Officer in March 2013 and at that time became eligible to participate, on a prorated basis, in the compensation program for Non-Employee Directors described above.

              The following table reflects Non-Employee Director options, Director RSUs, and Director RSAs outstanding and held by the individuals listed in the previous table, if any, as of December 31, 2013:

	Total RSU Awards (#)	Total RSA Awards (#)	Total Option Awards Vested (#)
Nathaniel S. Coolidge	8,521	1,201	0
Mark J. DeCesaris	0	1,201	0
Eberhard Faber, IV	8,521	1,201	0
Benjamin H. Griswold, IV	8,521	1,201	4,000
Axel K.A. Hansing	3,236	1,201	0
Dr. Richard C. Marston	3,236	1,201	0
Robert E. Mittelstaedt, Jr.	8,521	1,201	4,000
Charles E. Parente	8,521	1,201	4,000
Nick J.M. van Ommen	3,236	1,201	0
Karsten von Köller	8,521	1,201	0
Reginald Winssinger	8,521	1,201	0

 SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

              The following table sets forth certain information regarding the beneficial ownership of Common Stock as of March 31, 2013 by each of the nominees for election as Director, each of the named executive officers listed in the Summary Compensation Table below ("NEOs"), all Directors and Executive Officers as a group, and each person known to the Company to own beneficially more than 5% of the Common Stock. Individuals who did not own any shares as of that date are not listed in the table. Fractional shares are rounded to the nearest full share. Except as noted below, none of the shares has been pledged as collateral.

Name of Beneficial Owner	Amount of Shares Beneficially Owned(1)	Percentage of Class
Trevor P. Bond(2)	97,629	*
Nathaniel S. Coolidge(3)	17,076	*
Mark J. DeCesaris(3)(4)	103,030	*
Eberhard Faber, IV(3)(5)	42,961	*
Mark M. Goldberg(6)	84,540	*
Benjamin H. Griswold, IV(3)(7)(8)	168,206	*
Axel K.A. Hansing(3)	4,437	*
Dr. Richard C. Marston(3)	4,437	*
John D. Miller(9)	38,101	*
Robert E. Mittelstaedt, Jr.(3)(7)	22,066	*
Charles E. Parente(3)(7)	64,203	*
Catherine D. Rice	5,000	*
Nick J.M. van Ommen(3)	10,837	*
Mary M. VanDeWeghe	200	*
Dr. Karsten von Köller(3)	9,764	*
Reginald Winssinger(3)	29,040	*
Thomas E. Zacharias(10)	308,984	*
W. P. Carey Foundation(11)	5,779,139	5.83%
50 Rockefeller Plaza
New York, NY 10020
The Vanguard Group(12)	11,962,466	12.08%
100 Vanguard Blvd.
Malvern, PA 19355
All Directors and Executive Officers as a Group (18 individuals)	1,010,511	1.02%
*
Less than 1%

(1)
Beneficial ownership has been determined in accordance with the rules of the SEC and includes shares that each beneficial owner (or the Group) has the right to acquire within 60 days of March 31, 2014 as well as vested Director RSUs, LTIP RSUs, PSUs, and Rollover RSUs, each as defined below, where payout of the underlying shares has been deferred. Except as noted, and except for any community property interest owned by spouses, the listed individuals have sole investment power and sole voting power as to all shares of which they are identified as being the beneficial owners.

(2)
The amount shown includes 1,700 shares owned by Mr. Bond's spouse and 1,998 shares held in the Nelson L. Bond, Jr. Residuary Trust, for which Mr. Bond serves as Trustee.

(3)
Includes 1,201 Director RSAs that were granted on July 1, 2013 and not scheduled to vest until July 1, 2014, as to which the recipients have current voting rights only.

(4)
The amount shown includes 778 shares that Mr. DeCesaris has the right to acquire within 60 days of March 31, 2014 through the exercise of PEP Options under the 1997 Share Incentive Plan, as defined below. The amount shown includes 101,051 shares that have been pledged in a margin account.

(5)
The amount shown includes 4,675 shares held by the Faber Family Trust, of which Mr. Faber is a trustee and a beneficiary, and 1,100 shares owned by Mr. Faber's spouse. It also includes 400 shares owned by his niece held in an account for which Mr. Faber has investment authority but with regard to which he disclaims beneficial ownership. It does not include 1,590 shares held by the Faber Foundation.

(6)
The amount shown includes 7,700 shares owned by Mr. Goldberg's spouse and 5,000 shares that have been pledged in a margin account.

(7)
The amount shown includes 4,000 shares that this Director has the right to acquire within 60 days of March 31, 2014 through the exercise of stock options awarded under the W. P. Carey Inc. 1997 Non-Employee Directors' Incentive Plan.

(8)
The amount shown includes 33,000 shares held by the Benjamin H. Griswold, III Marital Trust and 16,500 shares held by the Benjamin H. Griswold, III Grandchildren's Trust, of which Mr. Griswold is a trustee, and 2,000 shares owned by Mr. Griswold's spouse.

(9)
The amount shown includes 577 shares that Mr. Miller has the right to acquire within 60 days of March 31, 2014 through the exercise of stock options under the 1997 Share Incentive Plan.

(10)
The amount shown includes 111,750 shares that Mr. Zacharias has the right to acquire within 60 days of March 31, 2014 through the exercise of stock options under the 1997 Share Incentive Plan, 19,000 shares owned by Mr. Zacharias's spouse, and 8,000 shares held in trust for his son. Mr. Zacharias disclaims beneficial ownership of the shares owned by his spouse. The amount shown also includes 170,234 shares that have been pledged in a margin account.

(11)
The information for the W. P. Carey Foundation is derived from a Schedule 13D, dated March 10, 2014, filed with the SEC to report beneficial ownership as of February 28, 2014, with percentage ownership based on shares outstanding as of February 21, 2014 as disclosed in the 2013 Form 10-K.

(12)
The information for The Vanguard Group ("Vanguard") is derived from a Schedule 13G, dated April 8, 2014, filed with the SEC to report beneficial ownership as of March 31, 2014. As of that date, Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, was the beneficial owner of 31,356 shares as a result of serving as investment manager of collective trust accounts, over which it had shared dispositive power but sole voting power. Vanguard Investments Australia Ltd. a wholly-owned subsidiary of Vanguard, was the beneficial owner of 105,300 shares as a result of serving as investment manager of Australian investment offerings, over which it had sole voting and dispositive power, at that date. Vanguard also had sole dispositive power with respect to 11,931,104 shares as of the same date.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

              Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires that Directors, Executive Officers and persons who are the beneficial owners of more than 10% of our shares file reports of their ownership and changes in ownership of our shares with the SEC and to furnish us with copies of all such Section 16 reports that they file. Based upon a review of the copies of such reports furnished to us as filed with the SEC and other written representations that no other reports were required to be filed during the year, W. P. Carey believes that all Directors, Executive Officers and beneficial owners of 10% or more of our shares were in compliance with the reporting requirements of Section 16(a) of the Exchange Act during 2013, except as follows: One Form 4 report regarding the netting of shares of our stock to be received upon the vesting of previously granted RSUs in order to satisfy tax withholding obligations was filed late for each of Messrs. Bond, DeCesaris, Miller and Zacharias due to an administrative error; and a Form 5 regarding a gift of shares was filed late by Mr. Griswold.

 EQUITY COMPENSATION PLAN INFORMATION

              The following table presents information regarding the Company's equity compensation plans as of December 31, 2013:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders	2,122,342(1)	$30.30(2)	4,644,792(3)
Equity compensation plans not approved by security holders	0	0	0
Total	2,122,342(1)	$30.30(2)	4,644,792(3)
(1)
Reflects outstanding options, RSUs and PSUs issued to officers and employees under the W. P. Carey Inc. 1997 Share Incentive Plan (the "1997 Share Incentive Plan") and the W. P. Carey Inc. 2009 Share Incentive Plan (the "2009 Share Incentive Plan"), including 288,412 such awards where the payout of the underlying shares upon vesting was deferred at the election of the recipient pursuant to the Company's Deferred Compensation Plan. For PSUs, which may or may not vest in varying amounts depending on the achievement of specified performance criteria, the Target Amount (100% of the award paid), which at the date of grant was the expected future payment, aggregating 630,538 shares, was used; the Maximum Amount (300% of the Target Amount) that can be issued would be 1,891,074 shares (although for PSUs granted in 2011, the actual payout level achieved was 294% of the Target Amount). Amounts shown do not include dividend equivalents to be paid on PSUs, which are reinvested in shares of Common Stock at the end of the relevant performance cycle but only to the extent the PSUs vest. See 2013 Grants of Plan-Based Awards below for a description of these "Dividend Equivalent Shares." Also reflects 74,640 vested Director RSUs granted under the Director Plan, where the payout of the underlying shares is automatically deferred until the Director completes service on the Board, but does not include Director RSAs.

(2)
All RSUs and PSUs are settled in shares of Common Stock on a one-for-one basis and accordingly do not have a Weighted-Average Exercise Price. Therefore, the Weighted-Average Exercise Price shown is for outstanding options only.

(3)
Includes the following shares of Common Stock remaining available for issuance at December 31, 2013: 3,977,040 shares under the 2009 Share Incentive Plan, which may be issued upon the exercise of stock options, as RSAs, upon vesting of RSUs or PSUs, or as other stock based awards; 231,864 shares issuable under the Director Plan, which may be issued upon the exercise of stock options, upon vesting of Director RSUs or as Director RSAs; and 435,888 shares issuable under the Company's Employee Stock Purchase Plan, or ESPP. Under the ESPP, eligible employees may purchase shares semi-annually with up to a maximum of 10% of eligible compensation, or $25,000, if less. The purchase price is 85% of the lower of the fair market value of the Common Stock on the first and last day of each semi-annual purchase period, which is defined in the ESPP as the average of the high and low prices of such stock on the Exchange. The terms of the ESPP do not limit the aggregate number of shares subject to purchase by all participants during any one purchase period. The 3,977,040 shares of Common Stock available under the 2009 Share Incentive Plan noted above assumes the payout of all outstanding PSU awards at the Target level but does not include Dividend Equivalent Shares; if the Maximum payout level is achieved on all outstanding PSU awards, the amount of Common Stock available for issuance under the 2009 Share Incentive Plan at December 31, 2013 would be 2,716,323 shares.

PROPOSAL TWO

ADVISORY VOTE ON EXECUTIVE COMPENSATION

              Section 14A of the Exchange Act, which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that, not less frequently than once every three years, we provide stockholders with an advisory vote to approve the compensation of our NEOs as disclosed in this Proxy Statement. Accordingly, in this Proposal Two, stockholders are being asked to vote on the following advisory resolution:

              RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company's named executive officers, as disclosed pursuant to Item 402 of SEC Regulation S-K, including the Compensation Discussion and Analysis and the related compensation tables and narrative discussion in the Proxy Statement for the Annual Meeting.

              The Company's goal is to maintain an executive compensation program that fosters the short and long-term goals of the Company and its stockholders. The Company seeks to accomplish this goal by motivating the Company's senior leadership group to achieve a high level of financial performance. The Company believes that its executive compensation program is designed to align executive pay with the Company's performance and to motivate management to make sound financial decisions that increase the value of the Company.

              The vote on this "say-on-pay" resolution is not intended to address any specific element of our compensation program. Instead, the vote relates to the overall compensation of our NEOs as described in this Proxy Statement. Therefore, stockholders are encouraged to read the Compensation Discussion and Analysis, compensation tables, and narrative discussion in this Proxy Statement, which discuss in detail how our compensation policies and procedures implement our compensation philosophy.

              As an advisory vote, Proposal Two is not binding upon the Board or the Company. Whether a majority of the votes cast by our stockholders with regard to the resolution are cast in favor or against it, the Board and its Compensation Committee will not be required to change our compensation programs as a result. However, the Board and the Compensation Committee, which is responsible for designing and administering the Company's executive compensation program, value the opinions expressed by stockholders in their vote on this proposal and will review and consider the outcome of the vote when making future decisions on executive compensation

Recommendation:    With respect to Proposal Two, the Board of Directors recommends a vote "FOR" the approval, on an advisory basis, of the foregoing resolution approving executive compensation as disclosed in the Compensation Discussion and Analysis below and the related compensation tables and narrative discussion contained in this Proxy Statement.

PROPOSAL THREE

ADVISORY VOTE ON FREQUENCY OF
EXECUTIVE COMPENSATION VOTE

              The Company is presenting the following proposal, which gives stockholders the opportunity to vote, on a nonbinding, advisory basis, for their preference as to how frequently we should seek future advisory votes on the compensation of our NEOs, as set forth in Proposal Two above. By voting with respect to this Proposal Three, stockholders may indicate whether they would prefer that we conduct future advisory votes on executive compensation every one, two, or three years. Stockholders also may, if they wish, abstain from casting a vote on this proposal. However, this proposal is non-binding, which means that the Board is not required by law to implement the time period receiving the most votes and can choose to hold future "say-on-pay" votes on a different schedule. Nevertheless, the Board values our stockholders' opinions and will take into account the results of this vote in determining how often the Company should hold advisory votes on executive compensation in the future. In that regard, the Board will consider the option that receives the greatest number of votes to be the preference of our stockholders.

              In 2011, which was when the initial "say-on-pay" proposals were presented to the Company's stockholders, the Board recommended that stockholders vote to conduct future "say-on-pay" proposals every three years. Since that time, several best practices have emerged regarding the frequency of "say-on-pay" votes at other companies. Based on a review of such practices, the Board is recommending that the Company's stockholders be given the opportunity to cast an advisory "say-on-pay" vote every year. As a result, the Board recommends that you vote for the one-year interval for the advisory vote on executive compensation.

Recommendation:    With respect to Proposal Three, the Board of Directors recommends that an advisory vote on the compensation of our Named Executive Officers be held every year.

PROPOSAL FOUR

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

              From the Company's inception, it has engaged the firm of PricewaterhouseCoopers LLP as its Independent Registered Public Accounting Firm. For 2014, the Audit Committee has again approved the engagement of PricewaterhouseCoopers LLP as the Company's independent auditors. A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting to make a statement, if he or she desires to do so, and to respond to appropriate questions from stockholders.

              Although stockholder ratification of PricewaterhouseCoopers LLP's appointment is not required by the Articles, the Bylaws, or otherwise, the Board is submitting the ratification of PricewaterhouseCoopers LLP's appointment for the year 2014 to the Company's stockholders. If the stockholders do not ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers LLP as the Company's Independent Registered Public Accounting Firm for the year 2014 but will not be obligated to terminate the appointment. Even if the stockholders ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee in its discretion may direct the appointment of a different Independent Registered Public Accounting Firm at any time during the year if the committee determines that such a change would be in the Company's interests.

Vote Required

              The ratification of PricewaterhouseCoopers LLP's appointment requires the affirmative vote of a majority of the votes actually cast by shares present in person or represented by proxy at the Annual Meeting, a quorum being present. An abstention from voting will not be considered a vote cast on the matter, will not be counted in determining the number of affirmative votes required for approval and, accordingly, will not have the effect of a vote for or against the proposal. If a broker or similar nominee limits on a proxy card the number of shares voted on this proposal or indicates that the shares represented by a proxy card are not voted on this proposal, such broker non-votes will not be considered a vote cast, will not be counted in determining the number of affirmative votes required for approval and, accordingly, will not have the effect of a vote for or against the proposal.

Recommendation:    The Board of Directors recommends a vote FOR the approval of Proposal Four.

 EXECUTIVE OFFICERS

              The Company's Executive Officers are determined annually by the Board of Directors. Detailed information regarding the Executive Officers who are not directors as of the date of this Proxy Statement is set forth below.

MARK M. GOLDBERG
AGE: 52

              Mr. Goldberg has served as a Managing Director of W. P. Carey since September 2008 and as President of Carey Financial since April 2008. He has also served on the Board of Managers of Carey Financial since June 2008. Mr. Goldberg has also served as a Managing Director of CPA®:17 – Global since January 2010, CPA®:18 – Global since April 2013, and of CWI since December 2010. Prior to joining W. P. Carey, Mr. Goldberg served as President and Chief Executive Officer of Royal Alliance Associates, Inc., an independent broker-dealer, part of one of the nation's largest networks of independent advisors, from 2001 to 2006. Prior to his position at Royal Alliance, Mr. Goldberg served, in the same organization, as Executive Vice President of SunAmerica Financial Network, a subsidiary of SunAmerica and the parent company for six national broker-dealers, and as President of a Tokyo-based securities firm, which was an affiliate of the SunAmerica Financial Network, among other positions. Prior to his position in Tokyo, Mr. Goldberg resided in Israel, where he was an active investor in early-stage technology companies and served on the Board of the Jerusalem Institute of Technology. Mr. Goldberg was a founding Director of the Financial Services Institute and currently serves as Chairman of the Board of Directors of the Investment Program Association. He also serves on the Board of Directors of St. Mary's Healthcare System for Children. Mr. Goldberg is a General Securities Principal (Series 24) registered with the Financial Industry Regulatory Authority, known as FINRA. He received a B.A. in Economics from Yeshiva University and attended graduate studies in finance at Baruch College.

JOHN D. MILLER
AGE: 69

              Mr. Miller joined W. P. Carey in January 2004 as Vice Chairman of Carey Asset Management Corp. and has served as Chief Investment Officer of W. P. Carey and CPA®:17 – Global since October 2007 and of CPA®:18 – Global since April 2013. He had also served as Chief Investment Officer of CPA®:16 – Global from March 2005 through the date of the CPA®:16 Merger. Mr. Miller was a Co-founder of StarVest Partners, L.P., a technology oriented venture capital fund. Mr. Miller continues to retain a Non-Managing Member interest in StarVest. From 1995 to 1998, he served as President of Rothschild Ventures Inc., the private investment unit of Rothschild North America. Prior to joining Rothschild in 1995, he held positions at two private equity firms, Credit Suisse First Boston's Clipper group and Starplough Inc., an affiliate of Rosecliff. Mr. Miller previously served in investment positions at the Equitable, including serving as President and Chief Executive Officer of Equitable Capital Management Corporation and as head of its corporate finance department. He currently serves on the Boards of Viggle Inc. and SFX Holding Corporation. He received his B.S. from the University of Utah and an M.B.A. from the University of Santa Clara.

CATHERINE D. RICE
AGE: 54

              Ms. Rice has served as Chief Financial Officer of W. P. Carey since March 2013, having served as Managing Director since January 2013. Ms. Rice has also served as Chief Financial Officer for each of CPA®:17 – Global and CWI since March 2013, having served as Managing Director of each since January 2013, and has also served in the same capacities with CPA®:18 – Global since April 2013. She had also served as Managing Director and Chief Financial Officer of CPA®:16 – Global from January and March 2013, respectively, through the date of the CPA®:16 Merger. Ms. Rice has also served on the Board of Managers of Carey Financial since May 2013. Before joining W. P. Carey, from January 2010 to January 2013, Ms. Rice was a Managing Partner of Parmenter Realty Partners, a private real estate investor that focuses on distressed and value-add office properties in the Southeast and Southwest regions of the U.S. From November 2002 to March 2009, she was Chief Financial Officer of iStar Financial Inc., a publicly traded finance company focused on the commercial real estate industry that provides custom tailored financing to private and corporate owners of real estate. From April 1999 to October 2002, she was Managing Director in both the financial sponsors group and the real estate investment banking group of Banc of America Securities, based in San Francisco. From May 1996 to March 1999, she was a Managing Director at Lehman Brothers, where she was responsible for the firm's West Coast real estate investment banking effort. She spent the first ten years of her career, from August 1986 to April 1996, with Merrill Lynch in its real estate investment banking group, both in New York and Los Angeles. Ms. Rice received a B.A. from the University of Colorado in 1981 and an M.B.A. from Columbia University in 1986.

THOMAS E. ZACHARIAS
AGE: 60

              Mr. Zacharias has served as Chief Operating Officer of W. P. Carey since March 2005 and as head of the Asset Management Department and Managing Director since April 2002. He has also served as Chief Operating Officer and Managing Director of CPA®:17 – Global since October 2007, as Chief Operating Officer and Managing Director of CPA®:18 – Global since September 2012 and April 2013, respectively, and as Chief Operating Officer of CWI since September 2010. Mr. Zacharias had also served as Chief Operating Officer and Managing Director of CPA®:16 – Global from May 2011 through the date of the CPA®:16 Merger, having previously served as President from June 2003 to May 2011. Prior to joining W. P. Carey, Mr. Zacharias was a Senior Vice President of MetroNexus North America, a Morgan Stanley Real Estate Funds Enterprise. Prior to joining MetroNexus in 2000, Mr. Zacharias was a Principal at Lend Lease Development U.S., a subsidiary of Lend Lease Corporation, a global real estate investment management company. Between 1981 and 1998 Mr. Zacharias was a senior officer at Corporate Property Investors, which at the time of its merger into Simon Property Group in 1998 was one of the largest private equity REITs in the United States. Mr. Zacharias received his undergraduate degree, magna cum laude, from Princeton University in 1976 and an M.B.A. from Yale School of Management in 1979. He is a member of the Urban Land Institute and NAREIT.

 EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

              Executive Summary.    The Company's executive compensation programs are structured in accordance with the following principles, first established by the Company's late Founder, Mr. Wm. Polk Carey:

    •
    Compensation levels should be conservative and prudent.

    •
    Compensation should adequately reward those who create value for the Company and its stockholders.

    •
    Compensation should be tied to the financial performance of the Company.

              In addition to the framework set by these principles, the Compensation Committee considered a number of factors in determining 2013 compensation levels for the NEOs. Among these factors were the Company's financial and market performance compared to prior years, the 2013 business plan, the performance of a peer group of companies, the broader economic environment, and the strategic goals and challenges faced by the Company in 2013. The Committee determined that 2013 market and financial performance exceeded the performance of our peer group, was strong by historical standards, and surpassed the expectations set forth in the 2013 business plan. The Committee also took into consideration the merger with CPA®:16 – Global, which was announced in July 2013 and completed in January 2014, and its anticipated impact on the Company's size and scope, as well as its financial performance, going forward.

              Given these corporate performance considerations, the Committee decided that cash incentives overall for NEOs should be higher than in 2012, which had also been a strong year for the Company, although percentage increases varied due to individual performance considerations. The Committee also determined to keep the grant date fair values of LTIP grants made in 2014 to NEOs generally at the same level as 2013 grant values, so that, given the increase in the Company's year-over-year stock price, the actual number of shares awarded in 2014 decreased as compared to 2013, although individual exceptions were made in certain instances. However, these values may or may not be actually realized by the executive, depending upon, among other factors, the performance of the Common Stock over the terms of the grants.

              At the 2011 annual meeting of shareholders, we provided the Company's shareholders with the opportunity to cast a nonbinding advisory vote on executive compensation in accordance with SEC rules, known as a "say-on-pay" proposal. Approximately 98% of the votes cast on the "say-on-pay" proposal at that meeting were voted in favor of the proposal. The Compensation Committee considered the outcome of that advisory vote to be an endorsement of the committee's compensation philosophy and its implementation. The Compensation Committee will continue to consider the outcome of the Company's "say-on-pay" votes when making future compensation decisions for the NEOs.

Introduction

              The Company's compensation philosophy and its processes for compensating Executive Officers are supervised by the Compensation Committee. This Committee currently consists of six Directors, each of whom is independent within the meaning of the Listing Standards of the Exchange. The Compensation Committee's responsibilities include setting the Company's executive compensation principles and objectives, setting and approving the compensation of Executive Officers, and monitoring and approving the Company's general compensation programs.

              Its functions include the following:

    •
    Annually, evaluate the Chief Executive Officer's performance and approve the Chief Executive Officer's compensation level based on that evaluation.

    •
    Annually, review the performance and approve the compensation of Executive Officers in addition to the Chief Executive Officer.

    •
    Review and approve any changes to the Company's compensation programs, particularly with respect to incentive compensation plans and equity-based compensation plans.

    •
    Administer all equity-based plans and monitor stockholder dilution.

    •
    Retain a compensation consulting firm, on the Compensation Committee's sole authority, that reports directly to the Committee.

              The Compensation Committee relies on input both from management and from its independent compensation consultant to assist the Committee in making its determinations. Although the Compensation Committee receives information and recommendations regarding the design of the compensation program and level of compensation for Executive Officers from these sources, the Compensation Committee retains the sole authority to make final decisions both as to the types of compensation awarded and compensation levels for these executives.

              Compensation Philosophy:    The Company's compensation programs are designed to align executive pay with Company performance and to motivate management to make sound financial decisions that increase the value of the Company. The Committee believes that a blend of incentive programs based on both quantitative and qualitative performance objectives is the most appropriate way to encourage not only the achievement of outstanding financial performance, but maintenance of consistent standards of teamwork, creativity, good judgment, and integrity. In determining the compensation of our NEOs, the Compensation Committee relies on a balance of formulaic and qualitative incentive programs, exercising its best judgment and taking into account the many aspects of performance that make up an individual's contribution to the Company's success.

              Thus, in determining 2013 compensation, the Committee examined a broad range of information on financial performance, as described below. The Committee also reviewed information on the performance of and contributions made by individual Executive Officers and, in doing so, placed substantial reliance on information received from, and the judgment of, the Chief Executive Officer. While the Compensation Committee periodically reviews independent survey data, other public filings and peer group data provided by its compensation consultant as market reference points, it does not explicitly target compensation levels at any particular quartile or other reference level.

              Independent Compensation Consultant:    As it did in 2012, the Committee engaged FPL Associates, a compensation consulting firm that specializes in the real estate industry, as its independent compensation consultant during 2013. As part of its decision-making process, the Committee conducted an assessment, as required by SEC rules, to determine if any conflicts of interest exist. As part of that assessment, the Committee reviewed a variety of factors, including those required by SEC rules, and determined that no conflict of interest existed.

              In 2013, FPL Associates analyzed the Company's executive compensation practices and award levels against market and peer group practices generally. That review was intended, among other things, to assist the Compensation Committee in determining appropriate compensation levels for NEOs given 2013 performance. FPL also presented the Committee with historical peer group performance data that the Committee considered in determining 2013 bonus payouts and in setting the 2014-2016 metrics and goals for PSUs, as described below.

2013 Performance Summary

              The Compensation Committee does not employ a formula for determining the relationship among the different elements of compensation but rather seeks to determine both total compensation and the relative amounts of base salary, cash bonus and long-term equity incentive compensation based on a benchmarking analysis of competitive pay practices and performance relative to corporate and individual goals.

              In evaluating the Company's executive compensation programs for 2013, the Compensation Committee reviewed the Company's 2013 financial performance. The Company continued to perform well in 2013, following a very successful performance in 2012, as further outlined below.

              The most material quantitative performance factors that the Compensation Committee considered in making 2013 compensation decisions were:

    •
    Total stockholder return.    The Compensation Committee focused particularly on total stockholder return ("TSR") performance. Over the past one-, three-, five-, and ten-year periods, the Company delivered approximately 24.1%, 32%, 21.9% and 14.5% returns on a compounded, annualized basis, respectively. Further, as shown in the graph below, the Company outperformed the MSCI US REIT Index across all four time periods, and also outperformed both the S&P 500 Index and the Russell 2000 Index across all periods except the one-year period.

1-Year Total Return	3-Year Total Return	5-Year Total Return	10-Year Total Return

WPC Rank Versus Companies in the MSCI US REIT Index

1-Year	3-Year	5-Year	10-Year
#19 of 124	#3 of 112	#15 of 103	#13 of 87
    •
    Dividends.    The Company grew its annualized dividend to $3.48 per share in the fourth quarter of 2013, a 31.8% increase over the fourth quarter of 2012, marking the highest level in the Company's history at that time and its 51st consecutive quarterly increase.

    •
    AFFO.    Generated growth in Funds from Operations, as Adjusted, or AFFO, of $4.22 per diluted share in 2013, compared to $3.76 per diluted share in 2012.

    •
    Acquisitions.    The Company completed record acquisition volume in 2013 totaling approximately $1.8 billion, for itself and on behalf of the Managed REITs.

              The Compensation Committee's decisions regarding 2013 compensation reflect these performance considerations. Overall, the Committee determined that the Company had a very successful year, particularly given the amount of work involved in connection with the CPA®:16 Merger, which was announced in July 2013 and completed in January 2014. Actions such as salary adjustments, bonus payout determinations and/or grants of long-term incentive opportunities were intended to recognize and reward the NEOs and other key employees for their contributions to the Company's success and to provide an ongoing incentive to sustain and improve upon these achievements. In light of these performance considerations, the Committee decided to increase 2013 bonus payouts from 2012 levels overall. However, the Committee decided not to increase the dollar value of the RSUs and/or PSUs granted to the NEOs and other key employees generally in 2014 versus the dollar value of the grants made in 2013, resulting in a decrease in the number of RSUs and PSUs granted year-over-year due to the stock price gains between the two grant dates, although individual exceptions were made in certain instances

              Some of the specific financial results the Committee evaluated are set forth below. The Committee also took into consideration that the results for the years ended December 31, 2013 and 2012 included the following significant unusual items:

    •
    Increased lease revenue by $180.3 million in 2013 as compared to 2012, primarily due to income generated from properties acquired in the CPA®:15 Merger in September 2012; and

    •
    Costs incurred in connection with the CPA®:15 Merger of $31.7 million in 2012 and the CPA®:16 Merger of $5.0 million in 2013.

Financial Metric	2013 Results	2012 Results	Change
Total Revenues (net of reimbursed expenses)	$416.3 million	$254.1 million	+63,8%
Net Income	$98.9 million	$62.1 million	+59.3%
Diluted Earnings Per Share	$1.41	$1.28	+10.2%
Cash flow from operating activities	$207.9 million	$80.6 million	+157.9%
Managed REITs Structured Investments	$1.4 billion	$1.2 billion	+16.7%

              The Committee also considered the following supplemental metrics:

Financial Metric(1)	2013 Results	2012 Results	Change
AFFO	$294.2 million	$180.6 million	+62.9%
AFFO (Real Estate Ownership Segment)	$263.7 million	$159.5 million	+65.3%
(1)
The Company believes that AFFO is a useful supplemental measure that assists investors to better understand the underlying performance of its business segments. AFFO does not represent net income or cash flow from operating activities that are computed in accordance with accounting principles generally accepted in the United States ("GAAP") and should not be considered an alternative to net income or cash flow from operating activities as an indicator of the Company's financial performance. This non-GAAP financial measure may not be comparable to similarly titled measures of other companies. Please refer to the Company's Current Report on Form 8-K filed with the SEC on March 3, 2014 for a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure in the Company's consolidated financial statements. Results for 2012 have been reclassified, where applicable, to conform to the 2013 presentation.

2013 Peer Comparison Group

              When determining compensation levels for the NEOs, the Committee considers a number of external market reference points, including published survey data and the competitive pay levels of an established group of publicly traded peer companies. This peer comparison group consists of companies having similar characteristics to the Company, as noted below, and with whom the Company competes for executive talent. The 2013 peer comparison group was comprised of 14 companies operating in the real estate investment and real estate asset management industries. The Committee annually reviews the peer group to determine what changes, if any, are appropriate. In January 2013, the Compensation Committee assessed the composition of the Company's peer group with the assistance of its independent compensation consultant, FPL Associates. The Committee determined that the 2012 peer group was no longer optimal given the REIT Conversion and the Company's increased size as a result of the CPA®:15 Merger. As a result, the peer group for 2013 was revised with the assistance of FPL Associates and consisted of the following companies:

CapLease Inc.	Kimco Realty Corporation	Northstar Realty Finance
Duke Realty Corporation	Lexington Realty Trust	Realty Income Corporation
Entertainment Properties Trust	Liberty Property Trust	Washington Real Estate Investment Trust
Federal Realty Investment Trust	Mack-Cali Realty Corporation	Weingarten Realty Investors
iStar Financial, Inc.	National Retail Properties, Inc.

              In September 2013, the Compensation Committee, with the help of FPL Associates, reviewed the composition of the peer group and the criteria and data used in compiling the peer group list. As a result of that review, the Committee determined that, in light of the then-pending CPA®:16 Merger, additional capital and investments during 2013, and the Company's increased share price and total market capitalization, the following adjustments to the 2013 peer group were appropriate:

    •
    Removed CapLease, Inc. (acquired), Mack-Cali Corporation, and Washington Real Estate Investment Trust; and

    •
    Added Digital Realty Trust, Macerich Company, and Spirit Realty Capital.

This revised peer group was used for compensation and performance comparisons for 2013. The companies included in the peer group for 2013 generally had the following characteristics:

    •
    Companies operating in the property acquisition, development, management leasing or REIT industries;

    •
    Companies with a multi-faceted strategic focus on either types of properties or the breadth of portfolio in scale or geographic distribution;

    •
    Companies with revenues, net investment in real estate, and/or market capitalization roughly equivalent to the Company with revenues, investments and market capitalization of the Company; and

    •
    Publicly traded real estate and related financial companies headquartered in New York City.

              The table below contains a listing of the revised 2013 peer group companies and the main rationale for inclusion.

Company	Net-Lease	Size	Geography	Multi-Faceted
Digital Realty Trust		☑		☑
Duke Realty Corporation		☑		☑
EPR Properties	☑			☑
Federal Realty Investment Trust		☑
iStar Financial, Inc.			☑	☑
Kimco Realty Corporation		☑	☑
Lexington Realty Trust			☑
Liberty Property Trust		☑
Macerich Company		☑
National Retail Properties. Inc.	☑
NorthStar Realty Finance Corp.			☑	☑
Realty Income Corporation	☑	☑		☑
Spirit Realty Capital, Inc.	☑	☑
Weingarten Realty Investors		☑

              For 2014, the Compensation Committee assessed the composition of the Company's peer group with the assistance of FPL Associates in January 2014. The Committee determined that the peer group remained appropriate at that time but that, in light of the merger with CPA®:16 – Global, the Committee would revisit the issue later in the year.

Elements of Compensation

              The Company uses base salary, annual bonuses, and stock-based awards, as well as a range of benefit plans, as tools to help achieve its compensation objectives. The Company's approach to the mix of compensation among these elements emphasizes variable compensation, including bonuses and long-term incentives in the form of stock-based awards, over fixed compensation. The emphasis on stock-based awards helps to promote a long-term perspective and align management's interest with that of stockholders of the Company. Although the Compensation Committee examines market data based on that previously described, the Committee does not target a specific percentile for each executive. Rather, the Compensation Committee uses the market median (50th percentile) as an initial reference point for the executive team, in aggregate, and then, based on performance, including the various financial metrics as outlined herein as well as TSR performance, adjusts incentive compensation levels (both cash and equity) in a corresponding manner.

              While the Compensation Committee does not utilize a specific formula, base salary has generally comprised a relatively small portion of our Chief Executive Officer and other NEO pay (approximately 13% each). The equity portion of pay has tended to represent approximately 50% of our Chief Executive Officer and other NEO pay.

              In determining compensation for a performance year, the Compensation Committee views the results for such year early in the following year, based on a variety of performance metrics, as outlined below. For 2013, the Committee made its determination in early 2014 with regard to the amounts of the 2013 cash bonus awards, which were payable in 2014, and those amounts are reflected in the Summary Compensation Table below. At the same time as the cash bonuses were determined, the Committee also made a determination as to the size of the equity grants to be awarded under the LTIP, with the size of the awards predicated in part on the 2013 performance year. Under SEC rules, the grant date fair values of those awards are not required to be disclosed until the Company issues its Proxy Statement for its annual meeting to be held in 2015 (the "2015 Annual Meeting"); however, the Company has reflected those values in the chart below.

              For 2013, the mix for total compensation was:

NEOs(1) 2013 Total Direct Compensation	Chief Executive Officer Pay Mix 2013	Other NEOs(1) Pay Mix 2013

    (1)
    "Other NEOs" refers to all NEOs except the Chief Executive Officer. "NEOs" and "Other NEOs" as shown above do not reflect compensation for Mark J. DeCesaris, the Company's Chief Financial Officer from January to March 2013, who did not receive awards under the LTIP in January 2013 or 2014.

              Base Salary:    Base salary is intended to reflect job responsibilities and set a minimum baseline for compensation. In most cases, base salaries for Executive Officers are viewed as a significantly less important component of their overall compensation than variable elements of compensation. When setting such salary levels, the Committee considered the following factors:

    •
    the nature and responsibility of the position;

    •
    the expertise of the individual executive;

    •
    changes in the cost of living and inflation;

    •
    the competitive labor market for the executive's services; and

    •
    the recommendations of the Chief Executive Officer with respect to Executive Officers who report to him.

              Salary levels for Executive Officers joining the Company are typically set by negotiation between the prospective employee and management. Base salaries are subject to annual review by the Committee, which considers competitive market data provided by the Committee's independent compensation consultant. When considering changes to base salaries for Executive Officers, the Committee also takes into consideration the impact on total compensation. Based on current and historical market analyses, base salaries have, in aggregate, approximated the market 25th percentile across the NEO group. Although the Committee may determine to adjust NEO salaries, individually or overall, at any time, the last NEO salary adjustment was made in 2012 for one individual, as illustrated in the table below.

		Base Salaries
WPC Executive	Title	2011	2012	2013	2014
Trevor P. Bond	President and Chief Executive Officer	$700,000	$700,000	$700,000	$700,000
Catherine D. Rice	Managing Director and Chief Financial Officer	N/A	N/A	$400,000	$400,000
Thomas E. Zacharias	Managing Director and Chief Operating Officer	$350,000	$350,000	$350,000	$350,000
Mark M. Goldberg	Managing Director and President of Carey Financial	$300,000	$300,000	$300,000	$300,000
John D. Miller	Managing Director and Chief Investment Officer	$250,000	$300,000	$300,000	$300,000

              In addition to salary, Carey Financial, the Company's broker-dealer subsidiary, has an incentive compensation program for its sales team that is based on sales of shares of the Managed REITs through their respective public offerings, for which Carey Financial serves as the dealer-manager, with each participant receiving a different percentage payout, such as a percentage of sales in a particular territory. For management personnel such as Mark M. Goldberg, the President of Carey Financial, these commissions, which are included as Salary in the Summary Compensation Table below, are paid on a percentage of total sales.

              Annual Cash Incentives:    Annual cash bonuses are intended to motivate Executive Officers to achieve Company goals, align executive pay with stockholder interests, and reward performance, both by the Company as a whole and by the individual Executive Officers. Annual cash incentive payments to NEOs are not based on rigid formulae and are at the discretion of the Compensation Committee. In awarding bonuses to Executive Officers, the Compensation Committee reviews the Company's performance compared to prior years and against the peer group. In addition to the performance metrics described above, the Committee takes into account other non-recurring factors that may have affected year-to-year comparisons, such as liquidity events for the CPA® REITs, like the CPA®:15 Merger in September 2012 and the CPA®:16 Merger in January 2014, which generally only occur every few years. The Compensation Committee also considers such additional factors as progress toward achieving financial and non-financial goals and long-term objectives, performance against the pre-set business plan, performance compared to the peer group, and unforeseen changes in the Company's operating environment during the year.

              In light of these performance considerations, the Compensation Committee increased NEO cash bonuses for 2013 from 2012 levels. The Committee's intention was to recognize the significant contributions of these key executives toward the Company's very strong annual performance in 2013, as discussed under 2013 Performance Summary above, and the substantial increase in the Company size that resulted from the CPA®:15 Merger, which was completed in September 2012, capping several years of significant growth and industry-leading performance. In determining individual bonus payouts to the NEOs for 2013 performance, the Committee started with the assumption that all officers would be eligible for at least the same bonus as 2012 performance for a level of commensurate performance. The Committee then adjusted actual bonuses to reflect individual accomplishments and annual performance objectives. These adjustments were based on performance assessments presented to the Committee by the Chief Executive Officer, and in the case of the Chief Executive Officer's bonus, by the independent deliberations of the Compensation Committee. For 2013 bonuses, the Committee made adjustments upward for all of the NEOs based on the Company's outstanding performance in 2013 and the individual contributions of the NEOs toward those results. As a result, the NEOs received bonus payouts for 2013 performance, payable in early 2014, in the following amounts: Trevor P. Bond — $1,909,000; Catherine D. Rice — $995,000; Thomas E. Zacharias — $1,320,000; Mark M. Goldberg — $720,000; and John D. Miller — $325,000. Mr. DeCesaris did not receive a bonus for 2013 because he ceased to be an employee of the Company in March 2013. The resulting bonus amounts for our current NEOs in 2013, 2012 and 2011, as well as the percentage changes between those periods, are shown in the table below.

		Cash Bonus(1)
WPC Executive	Title	PY2013	PY2012	PY2011	% Change 2012-2013	% Change 2011-2012
Trevor P. Bond	President, Chief Executive Officer	$1,909,000	$1,775,000	$1,775,000	8%	0%
Catherine D. Rice(2)	Managing Director and Chief Financial Officer	$995,000	NA	NA	—	—
Thomas E. Zacharias	Managing Director and Chief Operating Officer	$1,320,000	$1,230,000	$1,230,000	7%	0%
Mark M. Goldberg	Managing Director and President of Carey Financial, LLC	$720,000	$620,000	$620,000	16%	0%
John D. Miller	Managing Director and Chief Investment Officer	$325,000	$310,000	$310,000	5%	0%

    (1)
    Cash bonuses are paid in the year after the completion of the performance year ("PY"). For example, the amount listed under PY 2013 was determined based on 2013 performance, and therefore, approved and paid in February 2014.

    (2)
    Ms. Rice joined the Company in January 2013 and therefore did not receive a cash bonus for PY2011 or PY2012.

              Long-Term Incentive Awards:    In 2008, the Company approved, as a subset of the 1997 Share Incentive Plan, the Long-Term Incentive Plan, which we refer to in this Proxy Statement as the LTIP. The LTIP is designed to reward key managers for high performance and to drive stockholder value. Under the LTIP, which is now also a subset of the 2009 Share Incentive Plan, participants have generally been awarded 50% of their annual long-term incentive opportunity in the form of time-vested RSUs and 50% in the form of PSUs, although beginning in 2013 the number of participants who received both RSUs and PSUs was significantly reduced, with the vast majority (aside from the NEOs) receiving only RSUs. LTIP RSUs vest ratably over three years, starting February 15 in the year after the grant, while PSUs are earned at the end of a three year performance cycle, based on specific performance goals determined at the beginning of the cycle. The Committee approves final goals for each performance cycle after evaluating goals proposed by management. Management's proposals are based on the Company's long-term financial plan, historical results and expected results. The Committee considers these recommendations in conjunction with the established long-term business plan of the Company in order to determine the final goals. From time to time, the Committee's independent compensation consultant assists the Committee with the goal-setting process by providing analyses of historical peer group performance and expected trends.

              At the end of each performance cycle, the Compensation Committee evaluates the Company's actual performance compared to the pre-set goals and determines the payout level achieved. There are five potential basic payout levels regarding the shares underlying the PSUs for each of the goals reflecting actual Company performance: (i) Miss, which corresponds to no payout; (ii) Threshold, which corresponds to a payout equal to one half of Target; (iii) Target, which results in the targeted payout level and issuance of shares on a one-for-one basis; (iv) Stretch, which corresponds to a payout equal to two times Target; and (v) Maximum, which corresponds to a payout of three times Target. In addition, since the 2011-2013 performance cycle, payment levels have been determined on a linear scale between performance levels. This allows the Committee to recognize, reward, and incentivize incremental performance gains between the "stepped" performance levels. The Compensation Committee annually reviews the Company's progress towards achieving each of the PSU goals and at the end of each performance cycle and certifies the actual achievement and corresponding payout.

              In January 2011, the Committee, based upon the recommendation of its independent compensation consultant at the time, Towers Watson & Company, redesigned the PSU component of the LTIP in order to clarify and simplify the program and better align it with the Company's strategic direction. As a result, effective beginning with the 2011-2013 performance cycle, PSU awards have been based on two metrics (rather than the four metrics used in prior cycles): AFFO and three-year TSR relative to a published market index, which was initially the Russell 2000 Small Cap Index. For the 2011-2013 performance period, the Company achieved the Maximum performance level, or 300%, with respect to the

AFFO measure and a 288% payout, between Stretch and Maximum, with regard to the TSR measure, which resulted in a cumulative payout equal to 294% of the Target payout amount, as set forth below:

	AFFO (compound annual growth rate)	TSR (percentile of Russell 2000)	TOTAL
Threshold	0%	50th Percentile
Target	5%	60th Percentile
Stretch	15%	70th Percentile
Maximum	25%	85th Percentile
Actual Result	31.2%	83.2 Percentile
Payout	300% (Maximum)	288% (Stretch/Maximum)	294%

              In each of 2012 and 2013, the Committee reevaluated the performance metrics and determined that AFFO and TSR continued to represent appropriate and challenging performance standards at that time. The Committee therefore decided to maintain the same metrics for the 2012-2014 and 2013-2015 performance cycles. However, in light of the REIT Conversion in September 2012, and based on the recommendation of its independent compensation consultant, FPL Associates, in January 2013 the Committee determined that, beginning with the 2013-2015 cycle, a more appropriate comparison for TSR would be relative to the MSCI US REIT Index. In addition, based on the recommendation of FPL, the Committee determined that, beginning with the 2013-2015 cycle, the payout levels for the TSR metric would be referenced to basis points, rather than percentiles, in order to simplify the calculation, and that performance under the AFFO metric would be calculated on a per share basis, which is a more common practice for judging performance. As a result, the metrics for the 2013-2015 performance cycle are:

2013-2015
	AFFO Per Share (compound annual growth rate)	TSR (relative to MSCI US REIT Index)
Threshold	1.0%	-200 basis points
Target	2.5%	0 basis points
Stretch	4.5%	+200 basis points
Maximum	6.0%	+400 basis points

              As of December 31, 2013, PSUs granted under both the 2012-2014 and 2013-2015 performance cycles are on track for achievement equal to 200% of the Target amount.

              Changes made in 2014.    Upon a review in early 2014, the Compensation Committee decided, based on the advice of FPL Associates, to maintain the PSU program based on the same AFFO and TSR metrics, which it believes best depict longer-term stockholder value creation. However, the Committee adjusted certain performance requirements higher, so that, as a result, the metrics for the 2014-2016 performance cycle are:

2014-2016
	AFFO Per Share (compound annual growth rate)	TSR (relative to MSCI US REIT Index)
Threshold	1.0%	-200 basis points
Target	3.0%	0 basis points
Stretch	4.5%	+250 basis points
Maximum	6.0%	+500 basis points

              For 2013 LTIP awards generally, the Committee decided to continue its practice of granting NEOs and other key executives the same number of RSUs and PSUs as they received in 2012. As a result, given the increases in the underlying stock price between the periods, the grant date fair values of the 2013 awards were approximately 30% higher than the grant date fair values of the 2012 awards. For LTIP awards in 2013, the Committee also determined to significantly decrease the number of recipients receiving PSUs so that the vast majority of participants received only RSUs, although all of the NEOs received both RSUs and PSUs in 2013, except Mr. Miller, who received only RSUs, and Mr. DeCesaris, who did not receive any LTIP grants because he had previously announced his intention to resign as Chief Executive Officer, which occurred in March 2013. For LTIP awards in 2014, the Committee determined to keep the aggregate grant date fair values of the grants for the NEOs and other key executives in general the same as the values in 2013, with the result that, due to the year-over-year increase in the Company's stock price, the overall number of RSUs and/or for PSUs decreased in 2014 compared to the prior year, although individual exceptions were made. As a result, the LTIP awards for the NEOs in 2014 compared to 2013 were:

	2014		2013
	RSUs	PSUs	RSUs	PSUs
Trevor P. Bond	20,000	20,000	18,400	18,400
Catherine D. Rice	11,916	11,916	—	10,000
Thomas E. Zacharias	11,916	11,916	12,500	12,500
Mark M. Goldberg	11,916	11,916	10,000	10,000
John D. Miller	4,766	—	5,000	—

              The LTIP awards for Mr. Bond in the table are discussed in CEO Compensation below. The PSU awards shown for Ms. Rice and the RSU and PSU awards shown for Mr. Goldberg under the LTIP in 2014, as compared to their respective 2013 LTIP awards, were higher to reflect the increasing complexity of their responsibilities due to the Company's growth and business plan, as well as to adjust their awards relative to those of other NEOs. For a discussion of a separate award of RSUs made to Ms. Rice pursuant to her employment agreement when she joined the Company in 2013, see Employment Agreements below.

CEO Compensation

              Trevor P. Bond was appointed as the Company's Interim Chief Executive Officer in July 2010 and was then appointed Chief Executive Officer in September 2010. His initial compensation was determined by the Compensation Committee and approved in December 2010. The Committee considered a number of factors, including the compensation of the Company's former Chief Executive Officer, typical compensation practices for chief executive officers at peer group companies, supplemental market data for general industry and financial services companies, and Mr. Bond's experience and qualifications. Upon consideration of these factors, the Committee decided to set Mr. Bond's compensation at a similar level to that of his predecessor, and Mr. Bond's annual base salary was therefore set at $700,000. The Compensation Committee has reviewed this salary annually since then and, although the Committee may determine to adjust his salary at any time, it has to date determined in each case to continue his salary at that level. For his 2013 bonus, the Committee began with the assumption that, like the other NEOs, Mr. Bond would be eligible for at least the same bonus payout, at 2012 levels, given commensurate performance, and then adjusted his actual bonus to $1,909,000, a $134,000, or 8%, increase from his 2012 bonus, to reflect the significant overachievement of Company-wide goals during 2013 under his leadership, as discussed above. In February 2013, Mr. Bond received an equity award in the amount of 18,400 RSUs and 18,400 PSUs (at Target level). In February 2014, the Committee determined to increase the size of Mr. Bond's LTIP awards, so that Mr. Bond received 20,000 RSUs and 20,000 PSUs (at Target) at that time in recognition of the Company's superlative performance and growth under his leadership in prior years as well as the increasing complexity of the Company's business and competitive pressures that have resulted from that growth. For a description of additional grants of RSUs and PSUs made to Mr. Bond in connection with entering into his employment agreement with the Company in March 2012, see Employment Agreements below.

Other Compensation and Benefits

              Deferred Compensation Plans.    In light of its adoption of the LTIP in 2008, the Committee terminated further contributions by executives to the Company's 2005 Partnership Equity Unit Plan, or 2005 PEP. For NEOs, all prior deferrals, if any, under the 2005 PEP and its predecessor, the Partnership Equity Unit Plan, which are collectively referred to in this Proxy Statement as the PEP Plans, are now maintained in the Company's Deferred Compensation Plan, pursuant to elections offered in 2008 through which participants could elect specified payment dates for deferral amounts. The purpose of the PEP Plans was to align the interests of the Company's highly-compensated officers with the interests of investors in the CPA® REITs, in a tax-advantaged manner, through the use of phantom equity in those funds. In the Committee's view, the LTIP provides a strong alignment with the interests of the Company stockholders. In 2008, PEP Plan participants who were then current employees were given the opportunity to convert their deemed interests in the PEP Plans, or PEP Units, for a deemed equity investment in the Company in the form of RSUs. This conversion took place on June 15, 2009, providing participants with a number of RSUs equal to the equivalent value of the Common Stock as previously held in interests through the PEP Plans. These "Rollover RSUs," like the underlying PEP Units, were fully vested but receipt of the underlying shares of Common Stock was required to be deferred by the participants for a minimum of two years.

              Payment of the shares underlying all LTIP awards may be deferred if approved by the Committee and are subject to the requirements of Section 409A of the Internal Revenue Code, which we refer to in this Proxy Statement as the Code. For awards of PSUs to NEOs in 2013, Messrs. Zacharias and Goldberg elected to defer receipt of the underlying shares in accordance with the terms of the Company's Deferred Compensation Plan, while for awards of RSUs to NEOs in 2013, no NEOs made such elections.

              Benefits and Perquisites.    The Company does not maintain any defined benefit pension plans. The Company does maintain a profit sharing plan and a 401(k) plan, as well as the ESPP, under which eligible employees may purchase Company stock at a discount of 15% off the market price of the Common Stock on the first or last day of the semi-annual purchase period, whichever is lower. These plans are generally available to all employees. Certain perquisites, such as a program that pays for a portion of club membership dues, are available to a more limited group of officers that includes the NEOs. These perquisites are not deemed by the Company to constitute a material element of compensation.

Employment Agreements

              The Company may from time to time enter into employment contracts when it deems it to be advantageous in order to attract or retain certain individuals. Currently, none of the NEOs has such an agreement, except for Trevor P. Bond and Catherine D. Rice, as described below. The Company from time to time also enters into agreements with its officers and other employees in connection with their separation from the Company.

              Agreement with Mr. Bond.    On March 1, 2012, the Company entered into an employment agreement with Mr. Bond, its Chief Executive Officer. The employment agreement has an initial term through March 31, 2015 but will automatically renew for additional three-year periods at the expiration of the then-current term, unless either party gives notice of non-renewal by the immediately preceding January 15. If the term is renewed, the agreement provides for additional equity-based awards having a value comparable to the grants made in connection with entering into the employment agreement, which are described below.

              Pursuant to his employment agreement, Mr. Bond received an award of PSUs in respect of 42,000 shares of Common Stock (at Target level) and RSUs in respect of 28,000 such shares (the "Initial Grants"). The PSUs will vest based on achievement of the applicable performance objectives (which are the same as those applicable to other employees receiving grants of PSUs under the LTIP in the first quarter of 2012) during the three-year performance period 2012-2014. As with all PSU awards, the number of shares payable may range from 0% of the shares stated as being subject to the award to 300% of such shares, depending on the level at which the performance objectives established by the Compensation Committee are achieved. The RSUs were scheduled to vest in three annual installments commencing on February 15, 2013, subject to Mr. Bond's continued employment, so that, as of the date of the Proxy Statement, 18,666 of those RSUs have vested and 9,334 remain unvested.

              As an inducement for the Company to enter into the employment agreement with him, Mr. Bond agreed pursuant to the employment agreement to a series of restrictive covenants for the benefit of the Company, including a two-year post-termination non-competition provision, as well as various restrictions on Mr. Bond's ability to solicit or hire key employees of the Company, to solicit certain business affiliates, or to engage in certain business transactions with trusts, funds or collective investment vehicles affiliated with or sponsored by the Company.

              Mr. Bond's employment agreement contains provisions for payment upon certain terminations, including following a change in control of the Company. Initially, that provision permitted a voluntary resignation by Mr. Bond during the 30-day period immediately following the six-month anniversary of the occurrence of a change in control in the Company as defined for purposes of the 2009 Share Incentive Plan, but that provision was eliminated by the mutual agreement of Mr. Bond and the Company in February 2013. The Committee believes that these arrangements benefit the Company and its stockholders by providing Mr. Bond with financial assurances so that he can best perform his duties in the face of a change in control of the Company and in order to retain Mr. Bond by providing him with a level of severance consistent with that generally provided to chief executive officers at similarly situated publicly-traded companies. For more information about the benefits that Mr. Bond could receive upon a termination of employment or upon a change in control of the Company, see Potential Payments upon Termination or Change-in-Control below.

              Agreement with Ms. Rice.    On November 13, 2012, the Company entered into an employment agreement with Ms. Rice. Pursuant to this employment agreement, Ms. Rice commenced employment with the Company on January 7, 2013, and she became the Company's Chief Financial Officer on March 1, 2013. The employment agreement has an initial term through March 31, 2016, but will automatically renew for additional three-year periods at the expiration of the then-current term, unless either party gives notice of non-renewal by the immediately preceding January 15. If the term is renewed, the Company will also make an additional equity-based award having a value comparable to the Initial Grant, which is described in the following paragraph and reflected in the appropriate tables below.

              Under her employment agreement, in February 2013 Ms. Rice received an initial award of RSUs in respect of 15,000 shares of Common Stock (the "Initial Grant"). This Initial Grant was scheduled to vest in three annual installments commencing on February 15, 2014, subject to Ms. Rice's continued employment, so that, as of the date of this Proxy Statement, 5,000 of those shares have vested and 10,000 remain unvested. Ms. Rice is also eligible for annual equity grants under the LTIP. The employment agreement recites that, as the date of execution, the then applicable target annual award levels for Ms. Rice's position were 10,000 RSUs and 10,000 PSUs. Actual awards are subject to Compensation Committee approval and may relate to a greater or lesser number of shares than such targets based on the Committee's assessment of such factors that its deems appropriate, including Ms. Rice's performance. In February 2013, Ms. Rice was awarded 10,000 PSUs under the LTIP, while in February 2014, Ms. Rice was awarded 11,916 RSUs and 11,916 PSUs under that program.

              As an inducement for the Company to enter into her employment agreement, Ms. Rice agreed pursuant to the employment agreement to a series of restrictive covenants for the benefit of the Company, including an 18-month post-termination non-competition provision as well as restrictions on Ms. Rice's ability to solicit or hire key employees of the Company or certain business affiliates.

              In the event of her involuntary termination without cause or a voluntary termination of her employment with good reason, as defined in her agreement, Ms. Rice will receive certain severance benefits. The Company believes these arrangements benefit the Company and its stockholders by providing Ms. Rice with financial assurances so that she can best perform her duties, particularly in the face of a change in control of the Company. For more information about the benefits that Ms. Rice could receive upon a termination of employment or upon a change in control of the Company, see Potential Payments upon Termination or Change-in-Control below.

Stock Ownership Guidelines

              The Board of Directors adopted the W. P. Carey Stock Ownership Guidelines (the "Stock Ownership Guidelines") in January 2013. The Stock Ownership Guidelines require the Directors and the NEOs to maintain certain specified ownership levels of Common Stock, based on the annual cash retainer for Directors and a multiple of annual base salary, exclusive of bonuses or other forms of special compensation, for the NEOs. The applicable multiple is five times the cash annual retainer for Directors, six times annual base salary for the Chief Executive Officer, and three times annual base salary for the other NEOs. The Stock Ownership Guidelines provide that, with respect to each person subject to them, they will be phased in over a five year period. For purposes of determining compliance with the Stock Ownership Guidelines, Common Stock includes all Common Stock and securities based on the value of Common Stock acquired through participation in any of the Company's incentive or stock purchase plans, but excluding options to purchase Common Stock and unvested RSUs and PSUs.

Clawback Policy

              In March 2014, the Board approved a policy that gives the Board the sole and absolute discretion to make retroactive adjustments to any cash or equity-based incentive compensation paid to Executive Officers and other key employees ("Covered Officers") where such payment was based upon the achievement of certain financial results that were subsequently the subject of a restatement or if a metric taken into account in computing such compensation has been materially incorrectly calculated and, in each case, the Board determines that the Covered Officer received an excess incentive as a result and that the Covered Officer engaged in ethical misbehavior. The Board has discretion to seek recovery of any excess amount that it determines was received inappropriately by these individuals, but the Board may require the recoupment of up to the total amount of performance-based compensation, rather than the excess amount, for any Covered Officer who is convicted (including a plea of nolo contendere) of illegal acts connected to such restatement or recalculation.

Anti-Hedging Policy

              The Company has adopted a policy that prohibits its employees and Directors from entering into all forms of hedging transactions regarding the Company's stock, including covered calls, collars, "short sales," sales "against the box," "put" or "call" options, or other derivative transactions.

Pledging Policy

              The Company has a policy that limits the pledging of shares of the Company's stock, whether in a margin account or as collateral for a loan. The policy states that, if Company stock is pledged in a margin account, no securities of other companies may be held in the same account in order to prevent declines in the value of those securities from causing the sale of the Company's stock due to a margin call. The policy also limits the value of any loan secured by Company stock, in a margin account or otherwise, to 40% of the value of such stock at all times.

Other Considerations

              Section 162(m) of the Code imposes a $1 million limit on the amount that a public company may deduct for compensation paid to its chief executive officer and three other most highly compensated officers each year. This limitation does not apply to "qualifying performance-based" compensation as defined in the Code. Our 2009 Share Incentive Plan, as amended, provides for the grant of performance-based compensation that may be deductible without regard to the limit. However, the Committee retains the discretion to establish the compensation paid or intended to be paid or awarded to the NEOs as the Committee may determine is in the best interest of the Company and its stockholders, and without regard to any limitation provided in Code section 162(m). This discretion is an important feature of the Committee's compensation practices because it provides the Committee with sufficient flexibility to respond to specific circumstances facing the Company.

REPORT OF THE COMPENSATION COMMITTEE

              The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussions, the Committee recommended to the Board of Directors, and the Board approved, that the Compensation Discussion and Analysis be included in this Proxy Statement, and incorporated by reference in the Company's Annual Report on Form 10-K for the year ended December 31, 2013.

COMPENSATION COMMITTEE
Robert E. Mittelstaedt, Jr., Chairman Benjamin H. Griswold, IV Axel K.A. Hansing Charles E. Parente Nick J.M. van Ommen Reginald Winssinger

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

              Each of the Compensation Committee members whose names appear under the heading Report of the Compensation Committee above were Compensation Committee members during all of 2013. No member of the Compensation Committee during 2013 is or has been an executive officer of the Company, and no member of the Compensation Committee had any relationships requiring disclosure by the Company under the SEC's rules requiring disclosure of certain relationships and related-party transactions. None of the Company's Executive Officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director of the Company or member of the Compensation Committee during 2013.

 SUMMARY COMPENSATION TABLE

              All management functions of W. P. Carey are provided by employees of its wholly-owned subsidiary, CAM. All policy-making functions are carried out by Executive Officers of CAM, who generally hold the same titles as officers of W. P. Carey. The following table summarizes the compensation of our NEOs for each of the fiscal years ended December 31, 2013, 2012, and 2011. Our NEOs for 2013 are our Chief Executive Officer, or CEO, and Chief Financial Officer, or CFO, our former CFO, and the three other most highly compensated Executive Officers at December 31, 2013 as determined by their total compensation in the table below, which is calculated in accordance with SEC Rules.

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	All Other Compensation(3) ($)	Total ($)
Trevor P. Bond	2013	700,000	1,909,000	3,560,308	270,396	6,439,704
CEO	2012	700,000	1,775,000	5,665,998	168,900	8,309,898
	2011	700,000	1,775,000	1,414,868	67,800	3,957,668
Catherine D. Rice(4)	2013	384,616	995,000	2,246,950	79,284	3,705,850
CFO
Thomas E. Zacharias	2013	350,000	1,320,000	2,418,688	145,956	4,234,644
COO	2012	350,000	1,230,000	1,221,188	164,863	2,966,051
	2011	350,000	1,230,000	961,188	169,706	2,710,894
Mark M. Goldberg(5)	2013	581,634	720,000	1,934,950	120,987	3,357,571
President, Carey Financial	2012	685,015	620,000	976,950	123,960	2,405,925
	2011	552,082	620,000	768,950	111,206	2,052,238
John D. Miller	2013	300,000	325,000	282,450	110,854	1,018,304
Chief Investment Officer	2012	300,000	310,000	488,475	74,633	1,173,108
	2011	250,000	310,000	192,238	59,601	811,839
Mark J. DeCesaris(6)	2013	80,769	0	0	103,701	184,470
Former CFO	2012	300,000	925,000	1,221,188	178,559	2,624,746
	2011	300,000	925,000	961,188	114,871	2,301,059
(1)
The amounts in the Bonus column represent bonuses paid in 2014 for performance in 2013.

(2)
Amounts in the Stock Awards column reflect the aggregate grant date fair value, calculated in accordance with FASB ASC Topic 718, with respect to awards of RSUs and PSUs under the 2009 Share Incentive Plan. For Mr. Bond, the amount shown for 2012 reflects both the grants of RSUs and PSUs that he received in January 2012 at the time annual awards were made under the LTIP generally and the Initial Grants of RSUs and PSUs that he received on March 1, 2012 pursuant to his employment agreement, which was entered into on that date. See Compensation Discussion and Analysis above. For Ms. Rice, the amount shown for 2013 reflects both the grant of PSUs that she received in February 2013 at the time that annual awards were made under the LTIP generally and the Initial Grant of RSUs that she received on February 15, 2013 pursuant to the terms of her employment agreement. For details of the individual grants of RSUs and PSUs during 2013, please see the 2013 Grants of Plan-Based Awards table below. The assumptions on which these valuations are based are set forth in Note 15 to the consolidated financial statements included in the 2013 Form 10-K, disregarding estimates of forfeitures. If the Maximum payment level is reached (which would be 300% of the Target payment level), the aggregate grant date fair value of the PSUs granted in 2013 would be: $7,562,676 for Mr. Bond, $4,110,150 for Ms. Rice, $5,137,688 for Mr. Zacharias, and $4,110,150 for Mr. Goldberg. If the Maximum payment level is reached, the grant date fair value of the PSUs granted in 2012 would be: for Mr. Bond, $3,058,908 for his grant on January 25, 2012 (under the LTIP) and $7,800,030 for his grant on March 1, 2012 (pursuant to his employment agreement), $2,078,063 for Mr. DeCesaris (although all of such PSUs were forfeited when his employment ended on March 31, 2013), $2,078,063 for Mr. Zacharias, $1,662,450 for Mr. Goldberg, and $831,225 for Mr. Miller. If the Maximum payment level had been reached, the aggregate grant date fair value of the PSUs granted in 2011 would have been: $2,538,924 for Mr. Bond, $1,724,813 for Mr. DeCesaris (although all of such PSUs were forfeited when his employment ended on March 31, 2013), $1,724,813 for Mr. Zacharias, $1,379,850 for Mr. Goldberg, and $344,963 for Mr. Miller;

    however, the PSUs granted in 2011 were actually paid out at 294% of the Target payment level in February 2014.

(3)
The All Other Compensation column includes the following amounts for 2013: compensation related to Company contributions on behalf of the NEOs to the Company sponsored profit sharing plan (totaling $41,484 for each NEO, which includes additional profit-sharing allocations relating to unvested amounts forfeited by other participants in the plan); and cash dividend equivalents on unvested RSUs ($228,913 for Mr. Bond, $37,800 for Ms. Rice, $104,473 for Mr. Zacharias, $79,503 for Mr. Goldberg, $69,371 for Mr. Miller, and $62,218 for Mr. DeCesaris), which includes vested RSUs for which payment of the underlying shares has been deferred at the election of the NEO, as described under 2013 Nonqualified Deferred Compensation below. These amounts do not reflect cash dividend equivalents paid on Director RSUs received by Mr. Bond as compensation for his service as an Independent Director in 2009 and 2010 prior to his appointment as Interim Chief Executive Officer in July 2010, which were reflected in the Director Compensation Tables for those years.

(4)
Ms. Rice joined the Company in January 2013 as Managing Director and became CFO on March 1, 2013, upon the resignation of Mr. DeCesaris.

(5)
Salary for Mr. Goldberg includes his annual salary of $300,000 in each year shown, with the remainder reflecting commissions with regard to sales of shares of CPA®:17 – Global, CPA®:18 – Global and/or CWI through their respective public offerings, for which Carey Financial serves as the dealer-manager.

(6)
During 2013, Mr. DeCesaris was CFO of the Company through March 1, 2013 and Managing Director through March 31, 2013, when his employment ended.

 2013 GRANTS OF PLAN-BASED AWARDS

              The following table provides information on PSUs and RSUs granted to our NEOs in 2013.

		Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Units(2) (#)
						Grant Date Fair Value of Stock Awards(3) ($)
Name	Grant Date	Threshold (#)	Target (#)	Maximum (#)
Trevor P. Bond	2/4/13	9,200	18,400	55,200		2,520,892
	2/4/13				18,400	1,039,416
Catherine D. Rice(4)	2/4/13	5,000	10,000	30,000		1,370,050
	2/15/13				15,000	876,900
Thomas E. Zacharias	2/4/13	6,250	12,500	37,500		1,712,563
	2/4/13				12,500	706,125
Mark M. Goldberg	2/4/13	5,000	10,000	30,000		1,370,050
	2/4/13				10,000	564,900
John D. Miller	2/4/13	—	—	—	5,000	282,450
Mark J. DeCesaris(5)	—	—	—	—	—	—
(1)
Reflects awards of PSUs under the 2009 Share Incentive Plan. The underlying shares of Common Stock may be paid out in 2016, at the end of a three-year performance cycle (2013-2015), depending on the achievement of specified criteria, as described under Compensation Discussion and Analysis above. Dividend equivalents, in amounts equal to the dividends paid on the shares of Common Stock underlying the PSUs, are accrued and paid after the end of the performance cycle in additional shares of Common Stock as if reinvested in shares upon the related dates of distribution but only to the extent that the shares underlying the PSUs are actually earned and payable. We refer to these additional shares in this Proxy Statement as Dividend Equivalent Shares.

(2)
Reflects awards of RSUs under the 2009 Share Incentive Plan, which were scheduled to vest in three equal installments annually commencing on February 15, 2014. Dividend equivalents are paid in cash concurrently with the payment of dividends on the shares of Common Stock underlying the RSUs contingent upon the individual's continued employment.

(3)
The grant date fair value is calculated in accordance with FASB ASC Topic 718, disregarding estimates of forfeitures, and for PSUs is based upon the Target value, which at the date of grant was the expected future payment. See the amounts under Stock Awards for 2013 in the Summary Compensation Table above. For additional information on the valuation assumptions, refer to Note 15 to the consolidated financial statements included in the 2013 Form 10-K. The amounts shown under Grant Date Fair Value of Stock Awards do not necessarily correspond to the actual value that may be realized by the NEO.

(4)
The RSUs for Ms. Rice were a sign-on award granted pursuant to the terms of her employment agreement, dated November 13, 2012. See Compensation Discussion and Analysis above.

(5)
Mr. DeCesaris, the Company's former CFO, did not receive an award of RSUs or PSUs in 2013 due to his previously announced intention to resign as CFO, which occurred in March 2013.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2013

              The following table sets forth certain information with regard to all unexercised options and all unvested awards of RSUs and PSUs held by our NEOs on December 31, 2013.

	Option Awards(1)						Stock Awards(1)
Name	Grant Date	Number of Securities Underlying Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($)
Trevor P. Bond	01/20/11						6,133	376,260	54,096	3,318,790
	01/25/12						12,267	752,580	36,800	2,257,680
	03/01/12						18,667	1,145,220	84,000	5,153,400
	02/04/13						18,400	1,128,840	36,800	2,257,680
Catherine D. Rice	02/04/13								20,000	1,227,000
	02/15/13						15,000	920,250	—	—
Thomas E. Zacharias	06/30/04	2,720	0	0	29.78	06/30/14
	12/31/04	430	0	0	35.16	12/31/14
	06/30/05	3,179	795	0	29.28	06/30/15
	12/31/05	425	107	0	25.36	12/31/15
	03/10/06	100,000	0	0	26.00	03/10/16
	06/30/06	1,567	1,046	0	25.32	06/30/16
	12/31/06	269	180	0	30.07	12/31/16
	06/30/07	2,592	3,890	0	31.45	06/30/17
	12/31/07	568	855	0	33.20	12/31/17
	01/20/11						4,167	255,645	36,750	2,254,613
	01/25/12						8,334	511,291	25,000	1,533,750
	02/04/13						12,500	766,875	25,000	1,533,750
Mark M. Goldberg	01/20/11						3,334	204,541	29,400	1,803,690
	01/25/12						6,667	409,020	20,000	1,227,000
	02/04/13						10,000	613,500	20,000	1,227,000
John D. Miller	06/30/06	58	40	0	25.32	06/30/16
	06/30/07	317	477	0	31.45	06/30/17
	12/31/07	202	306	0	33.20	12/31/17
	01/20/11						834	51,166	7,350	450,923
	01/25/12						3,334	204,541	10,000	613,500
	02/04/13						5,000	306,750	—	—
Mark J. DeCesaris	06/30/07	575	1,726	0	31.45	06/30/17
	12/31/07	203	611	0	33.20	12/31/17
(1)
The option, PSU, and RSU awards listed above are scheduled to vest over the following periods:

Option Awards:

      •
      Grants dated June 30th or December 31st represent options awarded in connection with the PEP Plans that are vested upon grant but become exercisable in equal annual installments on the fifth through ninth anniversaries of the grant date, which we refer to in this Proxy Statement as PEP Options.

      •
      Grant dated 3/10/06 vested in equal annual installments over four years on the anniversary of the grant date.

Stock Awards:

      •
      RSU grants dated 1/20/11 vested in three equal annual installments commencing on February 15, 2012.

      •
      PSU grants dated 1/20/11 are shown under Equity Incentive Plan Awards columns and reflect 294% of the Target amount of PSUs, which were paid out in 2014 after the end of the applicable three-year performance cycle (2011-2013) based on the achievement of specified performance criteria.

      •
      RSU grants dated 1/25/12 vest in three equal annual installments commencing on February 15, 2013.

      •
      PSU grants dated 1/25/12 are shown under Equity Incentive Plan Awards columns and reflect 200% of the Target amount of PSUs that may be paid out in 2015 after the end of the applicable three-year performance cycle (2012-2014) if specified performance criteria are met.

      •
      RSU grants dated 2/4/13 and 2/15/13 vest in three annual installments commencing on February 15, 2014.

      •
      PSU grants dated 2/4/13 are shown under Equity Incentive Plan Awards columns and reflect 200% of the Target amount of PSUs that may be paid out in 2016 after the end of the applicable three-year performance cycle (2013-2015) if specified performance criteria are met.

                  For information on the effect of termination of employment or a change in control of the Company on these awards, see Potential Payments upon Termination or Change-in-Control below.

              All market values are based on the $61.35 closing price per share of the Common Stock on December 31, 2013.

 2013 OPTION EXERCISES AND STOCK VESTED

              The following table contains information about shares acquired by the NEOs upon the exercise of stock options or vesting of RSUs and/or PSUs, as applicable, during 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting(1) (#)	Value Realized on Vesting(1) ($)
Trevor P. Bond	0	0	21,599	1,262,678
Catherine D. Rice	0	0	0	0
Thomas E. Zacharias	45	1,405(2)	47,659	2,780,520
Mark M. Goldberg	0	0	38,126	2,224,346
John D. Miller	0	0	10,364	604,754
Mark J. DeCesaris	718	28,096(2)	39,793	2,321,799

(1)
For Mr. Bond, reflects the underlying shares received on February 15, 2013 upon the vesting of the first tranche of the RSUs granted to him under the LTIP and his employment agreement in 2012 and the second tranche of the RSUs granted to him under the LTIP in 2011. For the other NEOs, except for Ms. Rice, includes the underlying shares received on February 15, 2013 upon the vesting of the third and final tranche of the RSUs granted under the LTIP in 2010, the second tranche of the RSUs granted under the LTIP in 2011, and the first tranche of the RSUs granted under the LTIP in 2012; and the actual shares earned underlying the PSUs awarded in 2010, payable in 2013 after the end of the related three-year (2010-2012) performance cycle, as well as the related Dividend Equivalent Shares. The Value Realized on Vesting is equal to the product of the total RSUs vested and $58.46, which was the closing price of the Common Stock on February 15, 2013, for all NEOs (except Ms. Rice) and the product of the shares actually earned underlying the PSUs and the related Dividend Equivalent Shares and $58.30, which was the closing price of the Common Stock on February 20, 2013, the payment date for these shares, for all NEOs (except Mr. Bond and Ms. Rice). Of these amounts, the payment of certain shares was deferred at the election of the executive, pursuant to the terms of the awards and the Company's Deferred Compensation Plan, as follows: Mr. Bond — a total of 12,266 shares were deferred, with 6,133 deferred until February 15, 2014 and 6,133 deferred until his separation from service; and Mr. Miller — a total of 7,865 shares were deferred until his separation from service. See 2013 Nonqualified Deferred Compensation table below.

(2)
In accordance with SEC Rules, the Value Realized on Exercise was calculated by subtracting the grant price of the related option ($30.52 for Mr. Zacharias and $31.45 with regard to 575 shares and $33.20 with regard to 203 shares for Mr. DeCesaris, respectively) from the fair market value of the Common Stock, as determined under the 1997 Share Incentive Plan, on the dates of exercise ($61.75 on December 17, 2013 for Mr. Zacharias and $68.02 on March 22, 2013 for Mr. DeCesaris), multiplied by the total number of shares underlying the option. However, Mr. Zacharias elected to have the Company withhold 36 of these shares to cover the total exercise price and taxes required to be withheld at the time of exercise, pursuant to the terms of the related plan.

PENSION BENEFITS

              W. P. Carey does not maintain a qualified defined benefit plan and did not provide pension benefits to its NEOs for the fiscal year ended December 31, 2013.

 2013 NONQUALIFIED DEFERRED COMPENSATION

              The following table shows the aggregate contributions, earnings and withdrawals in 2013 for the NEOs under our Deferred Compensation Plan. The Deferred Compensation Plan includes awards formerly granted under our PEP Plans that are held in the Deferred Compensation Plan at the election of the NEOs and were converted to Rollover RSUs on June 15, 2009. The table below reflects ongoing deferrals of Rollover RSUs for Mr. Miller. The Deferred Compensation Plan also allows participants to defer receipt of the Common Stock underlying awards of RSUs and PSUs, as more fully described in Compensation Discussion and Analysis above. The amounts shown in the table below reflect such deferrals for all the NEOs. Further, Director RSUs were immediately vested, but receipt of the underlying shares of Common Stock was required by the terms of the Director Plan to be deferred until the Director completes his or her service on the Board. The table below also reflects such required deferral regarding the Director RSUs held by Mr. Bond, which were granted at various times during his service as an Independent Director prior to his appointment as Interim Chief Executive Officer on July 6, 2010.

Name	Executive Contributions in Last Fiscal Year(1) ($)	Aggregate Earnings in Last Fiscal Year(2) ($)	Aggregate Withdrawals/ Distributions(3) ($)	Aggregate Balance at Last Fiscal Year End(4) ($)
Trevor P. Bond	752,519	75,315	(75,315)	1,453,013
Catherine D. Rice	0	0	0	0
Thomas E. Zacharias	0	20,975	(527,940)	371,290
Mark M. Goldberg	0	15,900	(15,900)	306,750
John D. Miller	482,518	41,867	(41,867)	897,244
Mark J. DeCesaris	0	36,016	(1,629,189)	0

(1)
The amounts shown represent the number of RSUs and/or PSUs, including related Dividend Equivalent Shares, that vested during 2013, but for which the payment of the underlying shares was deferred at the election of the executive pursuant to the terms of the award and the Deferred Compensation Plan, multiplied by $61.35, the closing price per share of the underlying Common Stock on December 31, 2013.

(2)
The Aggregate Earnings in Last Fiscal Year column represents dividend equivalents earned on deferred RSUs, PSUs, and/or Rollover RSUs, as applicable (and, in the case of Mr. Bond, Director RSUs) during 2013.

(3)
The Aggregate Withdrawals/Distributions column represents dividend equivalents paid to the NEOs on deferred RSUs, PSUs, and/or Rollover RSUs, as applicable (and, in the case of Mr. Bond, Director RSUs), during 2013. For Mr. Zacharias, the amount shown also reflects the payout of 6,052 shares underlying his Rollover RSUs, and 2,620 shares underlying a portion of the PSUs granted to him in 2008, on February 15, 2013, the date he had selected as the payment date when the deferral elections were made, multiplied by $58.46, the closing price per share of Common Stock on the payment date. For Mr. DeCesaris, the amount shown also reflects the payout of his entire balance under the Deferred Compensation Plan on September 30, 2013, which was six months after the date of his separation from service (pursuant to Section 409A of the Code, which requires a six month delay of the payout of deferred compensation after separation from service for any person deemed to be a "specified employee" thereunder), multiplied by $64.70, the closing price per share on the payment date.

(4)
The amounts shown represent the product of the number of deferred RSUs, PSUs, and/or Rollover RSUs, as applicable (and, in the case of Mr. Bond, Director RSUs), and $61.35, the closing price per share of the underlying Common Stock on December 31, 2013.

 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

              None of the NEOs as of December 31, 2013 had an employment, severance or change in control agreement with the Company that, in the event of termination of their employment or a change in control, which are collectively referred to below as termination events, would provide them with any right to a cash severance or incremental benefit, except for Trevor P. Bond and Catherine D. Rice.

              The employment agreement with Mr. Bond was originally entered into on March 1, 2012 and provides benefits payable to Mr. Bond in the event of certain terminations of his employment or following a change in control of the Company. Specifically, Mr. Bond will receive severance benefits for a period of two years following a termination by the Company without "Cause" or a termination by Mr. Bond for "Good Reason," each as defined below. The severance benefit will be paid in bi-weekly installments and will be equal to 1/26th of his annual base salary and 1/26th of the average of his last three annual bonuses (or all such bonuses, if less than three). Mr. Bond's agreement also states that, upon any such termination, or in the event of a Change in Control of the Company (as defined for purposes of the 2009 Share Incentive Plan), any unvested portion of his Initial Grants will become vested. Initially, the agreement provided that Mr. Bond would also be entitled to the same cash severance benefit if he voluntarily resigned during the 30-day period immediately following the six-month anniversary of the occurrence of a change in control of the Company, but that provision was eliminated by the mutual agreement of Mr. Bond and the Company in February 2013.

              For purposes of his employment agreement, "Cause" is defined as any termination of Mr. Bond's employment as a result of his (i) conviction of a felony (other than one related to the operation of a motor vehicle) or entering a plea of nolo contendere to such a felony charge; (ii) gross neglect, willful malfeasance, or willful gross misconduct in connection with his employment, which has had or could reasonably be expected to have a material adverse effect on the business of the Company and its subsidiaries; (iii) substantial and continual refusal to perform his duties, responsibilities, or obligations that continues after receipt of written notice from the Company identifying the duties, responsibilities, or obligations not being performed; (iv) material violation of any policy of the Company that is generally applicable to all employees or all officers of the Company, including, but not limited to, policies concerning insider trading or sexual harassment, or the Company's code of conduct; (v) failure to cooperate, if requested by the Board, with any investigation or inquiry into his or the Company's business practices, whether internal or external, including but not limited to his refusal to be deposed or to provide testimony at any trial or inquiry; or (vi) any material breach by him of the restrictive covenants entered into for the benefit of the Company under the employment agreement, as described in Compensation Discussion and Analysis — Employment Agreements above. "Good Reason" is defined as a termination of employment by him within 90 days following (i) a material adverse change in his duties and responsibilities; (ii) a material reduction in his base salary (other than a proportionate adjustment applicable generally to similarly situated Company executives); or (iii) the relocation of his principal place of business to a location more than thirty-five miles outside of Manhattan.

              Mr. Bond must comply with each of the restrictive covenants that he is bound by under his employment agreement in order to continue to receive these benefits. For more information on the nature of these restrictive covenants, see Compensation Discussion and Analysis — Employment Agreements above.

              The employment agreement that the Company has entered into with Ms. Rice provides benefits payable to Ms. Rice in the event of certain terminations of her employment. Specifically, Ms. Rice will receive severance benefits for a period of one year following a termination by the Company without "Cause" or a termination by Ms. Rice for "Good Reason," each as defined above, and for two years if such a termination occurs within 12 months following a Change in Control of the Company (as defined for purposes of the 2009 Share Incentive Plan). The severance benefit will be paid in bi-weekly installments and will be equal to 1/26th of her annual base salary and 1/26th of the average of her last three annual bonuses (or all such bonuses, if less than three). In addition, upon any such termination, any unvested portion of her Initial Grant will become vested.

              Ms. Rice must comply with each of the restrictive covenants that she is bound by under her employment agreement in order to continue to receive these benefits. For more information on the nature of these restrictive covenants, see Compensation Discussion and Analysis — Employment Agreements above.

              The Company does not have any tax gross-up commitment under either Mr. Bond's or Ms. Rice's employment agreements, or under equity award agreements issued to the NEOs, in the event that any portion of severance benefits or equity award acceleration, as applicable, results in the NEO becoming liable for payment of a parachute payment excise tax.

              The following table sets forth the amounts each NEO as of December 31, 2013 would have received upon termination of employment with the Company on that date for each of the hypothetical reasons detailed below, except that, for Mr. DeCesaris, the only event shown is the actual voluntary termination of his employment on March 31, 2013. Other than for Mr. DeCesaris, the amounts set forth in the table assume a termination event occurred on December 31, 2013 and that the value of the Common Stock was $61.35 per share, based on the closing price of the Common Stock on that date; however, the actual amounts that would be payable in these circumstances can only be determined at the time of the executive's separation and may differ from the amounts set forth in the table below.

Named Executive Officer	Death/Disability	Termination by the Company for Cause	Involuntary Dismissal	Change in Control(5)	Retirement
Trevor P. Bond
Severance(1)	$0	$0	$4,266,666	$4,266,666	$0
RSUs(2)	3,402,900	0	1,145,200	3,402,900	0
PSUs(3)	5,963,220	0	5,963,220	17,889,660	5,963,220

TOTAL	$9,366,120	$0	$11,375,087	$25,559,226	$5,963,220
Catherine D. Rice
Severance(1)	$0	$0	$400,000	$800.000	$0
RSUs(2)	920,250	0	920,250	920,250	0
PSUs(3)	613,500	0	613,500	1,840,500	613,500

TOTAL	$1,533,750	$0	$1,933,750	$3,560,750	$613,500
Thomas E. Zacharias
Options(4)	$0	$0	$0	$213,044	$0
RSUs(2)	1,533,811	0	0	1,533,811	0
PSUs(3)	2,300,625	0	2,300,625	6,901,875	2,300,625

TOTAL	$3,834,436	$0	$2,300,625	$8,648,730	$2,300,625
Mark M. Goldberg
RSUs(2)	$1,227,061	$0	$0	$1,227,061	$0
PSUs(3)	1,840,500	$0	1,840,500	5,521,500	1,840,500

TOTAL	$3,067,561	$0	$1,840,500	$6,748,561	$1,840,500
John D. Miller
Options(4)	$0	$0	$0	$24,317	$0
RSUs(2)	562,457	0	0	562,457	0
PSUs(3)	460,125	0	460,125	1,380,375	460,125

TOTAL	$1,022,582	$0	$460,125	$1,967,149	$460,125
Mark J. DeCesaris(6)	$0	$0	$0	$0	$0

(1)
Represents severance to be paid pursuant to the terms of employment agreements with Mr. Bond and Ms. Rice upon termination of their employment by the Company without "Cause" or by the executive for "Good Reason," as described above, which is reflected under Involuntary Dismissal in the Table, or upon the occurrence of a Change in Control of the Company. For Ms. Rice, the severance payments shown do not reflect any amounts related to bonus because, as of December 31, 2013, she had not yet received any bonus payment from the Company.

(2)
The 2009 Share Incentive Plan generally provides that RSUs automatically terminate upon a participant's termination of service for any reason but that the Compensation Committee has the discretion to determine otherwise. Under the RSU award agreements approved by the Committee, if a participant's employment terminates by reason of death or disability, LTIP RSUs become fully vested on the date of death or disability. In all other cases, unvested LTIP RSUs are forfeited upon termination. Rollover RSUs received in connection with the conversion of PEP Units were fully vested upon issuance, but payout of the underlying shares was required to be deferred for a minimum of two years. Rollover RSUs are payable in accordance with the employees' elections, except that Rollover RSUs are automatically payable upon a separation from service in the event that the employee has not yet attained age 55, subject in certain cases to a six month delay under Section 409A of the Code. For Mr. Bond and Ms. Rice, the terms of their respective employment agreements provide that any unvested portion of the RSUs within their Initial Grants will become vested upon the termination of their employment by the Company without "Cause" or by the executive for "Good Reason," as defined above.

(3)
The 2009 Share Incentive Plan generally provides that PSUs automatically terminate upon a participant's termination of service for any reason but that the Compensation Committee has the discretion to determine otherwise. Under the PSU award agreements approved by the Committee, if a participant's employment terminates for any reason other than disability, involuntary dismissal, retirement or death prior to the conclusion of the performance period, the PSUs are forfeited, subject to the Committee's discretion otherwise. In the case of a termination due to disability, involuntary dismissal, retirement or death, the participant (or beneficiary) is entitled to a pro rata portion of the award for the period of time worked, contingent upon satisfaction of the performance criteria at the end of the applicable three-year performance period. As a consequence of the contingent nature of the PSU awards, the value that may ultimately be received by the NEO is uncertain. However, the prorated values shown reflect the ultimate achievement of Target levels, which at the date of grant was the expected future payment, although actual values will range from zero, if the Threshold level is not achieved, to three times the values shown, if the Maximum level is reached. The numbers also do not indicate whether the individual is eligible for retirement. For Mr. Bond, the terms of his employment agreement provide that any unvested portion of the PSUs within his Initial Grants will become vested upon the termination of his employment by the Company without "Cause" or for "Good Reason" by him, as defined above.

(4)
Upon termination of employment by reason of death or disability, options may be exercised to the extent exercisable upon termination (or, at the Compensation Committee's discretion, the options may be exercised in full) for a period of six months from death or twelve months from termination by reason of disability, limited in each case by the expiration date of the options. The post-termination exercise periods may be extended by the Committee. Upon termination of employment for cause, as defined in the 1997 Share Incentive Plan and the 2009 Share Incentive Plan, options immediately terminate, except that the Committee can determine otherwise, limited in the 1997 Share Incentive Plan to providing a 30-day exercise period. Upon any other termination, unvested options are forfeited upon termination and optionees have a 30-day period from termination to exercise vested options. However, PEP Options granted under the 1997 Share Incentive Plan were vested upon grant and become exercisable in equal annual installments on the fifth through ninth anniversary of the grant date, and the options remain exercisable until ten years from the grant date, even if the optionee is no longer employed by the Company.

(5)
The terms of the Company's outstanding equity awards at December 31, 2013 provide that, in the event of a change in control of the Company, the portion of the award not already exercisable or vested becomes exercisable or vested, as the case may be, and for PSUs the awards vest at the Maximum Amount, which is three times the Target Amount. In June 2013, the Company amended the 2009 Share Incentive Plan so that, for all future awards under that Plan, the awards will vest only if the recipient's employment is terminated following a Change in Control of the Company, as defined in the Plan.

(6)
Mr. DeCesaris voluntarily terminated his employment on March 31, 2013. As a result, he did not receive any severance payments and his unvested RSUs and PSUs were forfeited pursuant to the terms of those awards on that date. However, his PEP Options, which were vested upon grant, were not forfeited at the time of his termination. As a result, if a Change in Control of the Company had occurred on December 31, 2013, exercisability of his vested PEP Options would have been accelerated. The value of those PEP Options as of December 31, 2013, based on the $61.35 per share closing price of the underlying Common Stock on that date, would have been $68,807.

REPORT OF THE AUDIT COMMITTEE

              The information contained in this report shall not be deemed to be "soliciting material" or to be "filed" with the SEC, nor shall such information be incorporated by reference into any previous or future filings under the Exchange Act or the Securities Act of 1933, as amended, except to the extent that the Company incorporates it by specific reference.

              The Audit Committee of the Board of Directors reports as follows with respect to the audit of W. P. Carey Inc.'s fiscal 2013 audited financial statements and management's report of internal controls over financial reporting.

              The audit functions of the Audit Committee focus on the adequacy of W. P. Carey Inc.'s internal controls and financial reporting procedures, the performance of W. P. Carey Inc.'s internal audit function and the independence and performance of W. P. Carey Inc.'s Independent Registered Public Accounting Firm, PricewaterhouseCoopers LLP. The Audit Committee meets periodically with management to consider the adequacy of internal controls and the objectivity of W. P. Carey Inc.'s financial reporting. The Audit Committee discusses these matters with appropriate internal financial personnel as well as its Independent Registered Public Accounting Firm. The Audit Committee held four regularly scheduled quarterly meetings during 2013 and also met four additional times.

              Management has primary responsibility for W. P. Carey Inc.'s financial statements and management's report of internal controls over financial reporting and the overall reporting process, including W. P. Carey Inc.'s system of internal controls. The Independent Registered Public Accounting Firm audits the annual financial statements and the effectiveness of internal controls over financial reporting, expresses an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States and discusses with the Audit Committee any issues they believe should be raised with us. The Audit Committee monitors these processes, relying without independent verification on the information provided to us and on the representations made by management.

              The Audit Committee has reviewed and discussed the audited financial statements and management's report of internal controls over financial reporting with the management of W. P. Carey Inc. The Directors who serve on the Audit Committee are all "independent" as defined in the NYSE Listing Standards and applicable rules of the SEC.

              The Audit Committee has discussed with the Company's Independent Registered Public Accounting Firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board, or PCAOB, in Rule 3200T. The Audit Committee has received written disclosures and the letter from the Independent Registered Public Accounting Firm required by the applicable requirements of the PCAOB regarding the Independent Registered Public Accounting Firm's communication with the committee concerning independence and has discussed with the Independent Registered Public Accounting Firm their independence from W. P. Carey Inc. Based on review and discussions of the audited financial statements and management's report on internal control over financial reporting of W. P. Carey Inc. with management and discussions with the Independent Registered Public Accounting Firm, the Audit Committee recommended to the Board of

Directors that the audited financial statements for the fiscal year ended December 31, 2013 be included in the Company's Annual Report on Form 10-K for filing with the SEC.

Submitted by the Audit Committee:
Charles E. Parente, Chairman Nathaniel S. Coolidge Eberhard Faber, IV Richard C. Marston Robert E. Mittelstaedt, Jr Nick J.M. van Ommen Karsten von Köller

Financial Expert

              The Board has determined that Charles E. Parente, who is an Independent Director and Chairman of the Audit Committee, is a "financial expert" as defined in Item 407 of Regulation S-K under the Exchange Act.

Fees Billed by PricewaterhouseCoopers LLP During Fiscal Years 2013 and 2012

              The following table sets forth the approximate aggregate fees billed to W. P. Carey during fiscal years 2013 and 2012 by PricewaterhouseCoopers LLP, categorized in accordance with SEC definitions and rules:

	2013	2012
Audit Fees(1)	$1,948,016	$2,430,637
Audit-Related Fees(2)	11,164	207,748
Tax Fees(3)	1,307,779	1,213,115
All Other Fees(4)	69,000	0

Total Fees	$3,335,959	$3,851,500

(1)
Audit Fees: This category consists of fees for professional services rendered for the audit of W. P. Carey's fiscal 2013 and 2012 financial statements included in the Company's Annual Reports on Form 10-K (including services incurred with respect to rendering an opinion under Section 404 of the Sarbanes-Oxley Act of 2002), the review of the financial statements included in the Company's Quarterly Reports on Form 10-Q for each of the quarters ended March 31, June 30, and September 30, 2013 and 2012, and other audit services including certain statutory audits and SEC registration statement review and the related issuance of any comfort letters and consents. For 2012, reflects fees related to the CPA®:15 Merger. For 2013, reflects fees related to the CPA®:16 Merger, which was announced in July 2013 and completed in January 2014.

(2)
Audit-Related Fees: This category consists of audit-related services performed by PricewaterhouseCoopers LLP and for 2012 includes services related to improvements made by the Company to its accounting processes. For 2013, includes services in relation to the registration by the Company of shares of Common Stock to be offered through the ESPP and the 2009 Share Incentive Plan.

(3)
Tax Fees: This category consists of fees billed to W. P. Carey by PricewaterhouseCoopers LLP for tax compliance services and consultation in connection with transactions.

(4)
All Other Fees: This category consists of fees billed to W. P. Carey by PricewaterhouseCoopers LLP in 2013 for a review of the tagging of eXtensible Business Reporting Language interactive data in the Company's periodic reports filed with the SEC.

 Pre-Approval Policies

              The Audit Committee's policy is to pre-approve audit and permissible non-audit services provided by the Company's Independent Registered Public Accounting Firm. These services may include audit services, audit- related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services. The Independent Registered Public Accounting Firm and management are required to report periodically to the Audit Committee regarding the extent of services provided by the Independent Registered Public Accounting Firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. If a non-audit service is required before the Audit Committee's next scheduled meeting, the committee has delegated to its Chairman, Mr. Parente, the authority to approve such services on its behalf, provided that such action is reported to the committee at its next meeting. Pursuant to these policies, the Audit Committee pre-approved all the services provided by the Independent Registered Public Accounting Firm in fiscal years 2013 and 2012 shown in the table above.

CORPORATE GOVERNANCE

Nominating Procedures

              The Nominating and Corporate Governance Committee considers candidates for Board membership suggested by its members and other Board members, as well as by management and stockholders. A stockholder who wishes to recommend a prospective nominee for the Board should notify our Secretary or any member of the Nominating and Corporate Governance Committee in writing with the information and in the time period required by our Bylaws, which is set forth in more detail in Stockholder Proposals and Other Communications below.

              Once the Nominating and Corporate Governance Committee has identified a prospective nominee, the committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on whatever information is provided to the Nominating and Corporate Governance Committee with the recommendation of the prospective candidate, as well as the committee's own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. If the Nominating and Corporate Governance Committee determines, in consultation with other Board members as appropriate, that additional consideration is warranted, it may request a search firm to gather additional information about the prospective nominee's background and experience and to report its findings to the committee. The Nominating and Corporate Governance Committee then evaluates the prospective nominee's qualifications. As set forth in our Corporate Governance Guidelines, there are no firm prerequisites to qualify as a candidate for the Board, although the Board seeks candidates who possess the background, skills, expertise, characteristics and time to make a significant contribution to the Board, W. P. Carey, Inc., and its stockholders. At least annually, the Nominating and Corporate Governance Committee reviews the qualifications and backgrounds of the Directors, as well as the overall composition of the Board.

              The Nominating and Corporate Governance Committee also considers such other relevant factors as it deems appropriate, including the balance of management Directors and Independent Directors, the need for Audit Committee or other expertise, and the qualifications of other potential nominees. Although there is no specific policy regarding diversity, the Nominating and Corporate Governance Committee seeks to achieve diversification in the qualifications of nominees, such as business experience versus an academic background or expertise in different industries, professions, and geographic areas. In connection with its evaluation, the Nominating and Corporate Governance Committee determines whether to interview the prospective nominee, and if warranted, one or more members of the committee, and others as appropriate, interview prospective nominees in person or by telephone. After completing this evaluation and interview, the Nominating and Corporate Governance Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the committee.

              The nominations of each of the two new Directors that were elected by the Board to fill vacancies during 2014 were suggested by one of the members of the Board and reviewed by the Nominating and Corporate Governance Committee in accordance with these procedures.

Retirement Age Policy

              At its regular meeting in September 2013, the Board revised its policy with regard to the retirement of directors. Under this revised policy, a Director must retire from the Board at the date of the annual meeting of stockholders after having attained the age of 77, so that a Director who is 76 at any annual meeting date may stand for re-election to the Board at that meeting. Mr. Faber, who is currently 77, was exempted from the policy for one year, through the date of the 2015 Annual Meeting, so that, in his capacity as Chair of the Nominating and Corporate Governance Committee, he could lead the initial search for new directors to replace directors retiring under the revised retirement age policy.

Stockholder Proposals and Other Communications

              Stockholder Proposals.    The date by which stockholder proposals must be received by W. P. Carey for inclusion in proxy materials relating to the 2015 Annual Meeting of Stockholders is January 2, 2015, and any such proposals must meet the other requirements of Rule 14a-8 under the Exchange Act.

              In order for proposals submitted outside of Rule 14-a-8 to be considered at the 2015 Annual Meeting, stockholder proposals, including stockholder nominations for Director, must comply with the advance notice and eligibility requirements contained in the Bylaws. The Bylaws provide that stockholders are required to give advance notice to W. P. Carey of any business to be brought by a stockholder before an annual stockholders' meeting. For business to be properly brought before an annual meeting by a stockholder, the stockholder must give timely written notice thereof to the Secretary of W. P. Carey at the principal executive offices of the Company. In order to be timely, a stockholder's notice must be delivered not later than 5:00 p.m. Eastern Time on the 120th day prior to the first anniversary of the date of mailing of the notice for the preceding year's annual meeting of stockholders nor earlier than the 150th day prior to the first anniversary of such mailing. Therefore, any stockholder proposals, including nominations for directors, submitted outside of Rule 14a-8 to be voted on at the 2015 Annual Meeting of Stockholders must be received by W. P. Carey not earlier than December 3, 2014 and not later than January 2, 2015. However, in the event that the date of the 2015 Annual Meeting is advanced or delayed by more than 30 days from the anniversary date of the Annual Meeting, notice by the stockholder to be timely must be delivered not earlier than the 150th day prior to the date of such annual meeting date and not later than 5:00 p.m. Eastern Time on the later of the 120th day prior to the date of such annual meeting or the tenth day following the day on which public announcement of the date of such annual meeting is first made by W. P. Carey. Such proposals and nominations must be made in accordance with, and include the information required to be set forth by, the Bylaws. An untimely or incomplete proposal or nomination may be excluded from consideration at the 2015 Annual Meeting.

              A copy of the Bylaws is available upon request. Such requests and any stockholder proposals should be sent to Susan C. Hyde, Secretary, W. P. Carey Inc., 50 Rockefeller Plaza, New York, NY 10020. These procedures apply to any matter that a stockholder wishes to raise at any annual meeting, including those matters raised other than pursuant to Rule 14a-8. A stockholder proposal that does not meet the requirements summarized above or listed in the Bylaws will be considered untimely, and any proxy solicited by W. P. Carey may confer discretionary authority to vote on such proposal.

              Communication with the Board.    Stockholders and other interested persons who wish to send communications on any topic to the Board, Non-Executive Chairman of the Board, or the Independent Directors as a group may do so by writing to the Non-Executive Chairman of the Board, W. P. Carey Inc., 50 Rockefeller Plaza, New York, NY 10020. The Nominating and Corporate Governance Committee has approved a process for handling communications to the Board in which the Secretary, Susan C. Hyde, monitors communications and provides copies or summaries of such communications to the Directors as she considers appropriate. The Board will give appropriate attention to written communications that are submitted and will respond if and as appropriate. Absent unusual circumstances or as contemplated by committee charters and subject to any required assistance or advice from legal counsel, Ms. Hyde is responsible for monitoring communications and for providing copies or summaries of such communications to the Directors as she considers appropriate.

Director Independence

              As part of the Company's corporate governance practices, the Board has adopted Corporate Governance Guidelines, which among other things establish rules regarding the independence of directors. We refer to our Corporate Governance Guidelines in this Proxy Statement as the Guidelines. The Guidelines meet or exceed the Listing Standards of the Exchange. The Guidelines, which include the Company's definition of Independent Director, can be found in the "Investor Relations" section of the W. P. Carey website, www.wpcarey.com.

              Pursuant to the Guidelines, the Board undertook its annual review of Director independence in March 2014 and, with regard to Ms. VanDeWeghe, April 2014. During this review, the Board considered transactions and relationships between each Director and nominee or any member of his or her immediate family and W. P. Carey Inc. and its subsidiaries and affiliates, including those reported under Certain Relationships and Related Transactions below. The Board also examined transactions and relationships between Directors and nominees or their affiliates and members of our senior management or their affiliates. As provided in the Guidelines, the purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the Director is independent.

              The Exchange also requires that the Board of Directors determine whether a Director is "independent" for purposes of the Exchange's Listing Standards. The Nominating and Corporate Governance Committee has asked each Director and nominee to specify in writing the nature of any relevant relationships such individual may have with the Company, including, but not limited to, any relationships that would specifically preclude a finding of "independence" under those Listing Standards. Upon review of these disclosures, the Board has affirmatively determined that none of the Directors or nominees noted as "independent" in this Proxy Statement has a material relationship with W. P. Carey that would interfere with his independence from the Company and its management.

              As a result, the Board has affirmatively determined that Directors Coolidge, Faber, Griswold, Hansing, Hoysradt, Marston, Mittelstaedt, Parente, VanDeWeghe, van Ommen, von Köller, and Winssinger are independent of the Company and its management under the standards set forth in the Guidelines, applicable federal laws, SEC rules, and the Exchange's Listing Standards and for the purpose of serving on the relevant Board committees, where applicable. Messrs. Bond, and DeCesaris are considered affiliated Directors because of their current and/or former employment as senior executives of W. P. Carey.

Code of Ethics

              The Board has also adopted a Code of Business Conduct and Ethics, which we refer to in this Proxy Statement as the Code of Ethics. The Code of Ethics sets forth the standards of business conduct and ethics applicable to all of our employees, including our Executive Officers, and Directors. The Code of Ethics is available on the Company's website, www.wpcarey.com, in the "Investor Relations" section.

W. P. Carey also intends to post amendments to or waivers from the Code of Ethics, to the extent applicable to our principal executive officer, principal financial officer and principal accounting officer, at this location on the website.

Certain Relationships and Related Transactions

              Policies and Procedures with Respect to Related Party Transactions.    The Executive Officers and Directors are committed to upholding the highest legal and ethical conduct in fulfilling their responsibilities and recognize that related party transactions can present a heightened risk of potential or actual conflicts of interest. Employees, officers and Directors have an obligation to act in the best interest of the Company and to put such interests at all times ahead of their own personal interests. In addition, all employees, officers and Directors of the Company should seek to avoid any action or interest that conflicts with or gives the appearance of a conflict with the Company's interests. According to the Code of Ethics, a conflict of interest occurs when a person's private economic or other interest conflicts with, is reasonably expected to conflict with, or may give the appearance of conflicting with, any interest of the Company. The following conflicts of interest are prohibited, and employees, officers and Directors of W. P. Carey must take all reasonable steps to detect, prevent, and eliminate such conflicts:

    •
    Working in any capacity — including service on a board of directors or trustees, or on a committee thereof — for a competitor while employed by the Company.

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    Competing with the Company for the purchase, sale or financing of property, services or other interests.

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    Soliciting or accepting any personal benefit from a third party, including any competitor, customer or service provider, in exchange for any benefit from the Company. Applicable Company policies may permit the acceptance of gifts and entertainment from third parties, subject to certain limitations. Individuals are expected to adhere to these policies where applicable and in general to limit acceptance of benefits to those that are reasonable and customary in a business environment and that are not reasonably likely to improperly influence the individual.

              Other conflicts of interest, while not prohibited in all cases, may be harmful to the Company and therefore must be disclosed in accordance with the Code of Ethics. The Chief Ethics Officer of the Company or, in his or her absence, the Company's Chief Legal Officer, has primary authority and responsibility for the administration of the Code of Ethics subject to the oversight of the Nominating and Corporate Governance Committee or, in the case of accounting, internal accounting controls or auditing matters, the Audit Committee.

              Transactions with Managed REITs.    Through wholly-owned subsidiaries, W. P. Carey Inc. earns revenue as the advisor to the Managed REITs. Under advisory agreements that the Company has with each of the Managed REITs, the Company performs services and earns asset management revenue related to the day-to-day management of the Managed REITs and provides transaction-related services and earns structuring revenue in connection with structuring and negotiating investments and any related financing on their behalf. In addition, the Company provides further services and generally earns revenue when each Managed REIT is liquidated. The Company is also reimbursed for certain costs incurred in providing services, including broker-dealer commissions paid on behalf of the Managed REITs, marketing costs, and the cost of personnel provided for the administration of the Managed REITs. In 2013, the Company elected to receive asset management revenue from CPA®:16 – Global, CPA®:17 – Global, CPA®:18 – Global, and CWI in shares of their stock except that, for CPA®:16 – Global, the Company, at the request of a special committee of the independent directors of CPA®:16 – Global in light of the announcement of the CPA®:16 Merger in July 2013, elected to receive all of its asset management revenue in cash commencing August 1, 2013.

              In connection with structuring and negotiating investments and related financing for the Managed REITs, the advisory agreements provide for acquisition revenue based on the cost of investments. For the CPA REITs, a portion of the acquisition revenue is paid when the transaction is completed, while the remainder is paid in annual installments over three years, provided that the performance criterion for the entity is met. The Company may also be entitled to fees in connection with structuring loan refinancings for CWI. This loan refinancing revenue, together with the acquisition revenue, is referred to as structuring revenue. In addition, the Company may earn revenue for negotiating and structuring the disposition of properties of the Managed REITs, which for CPA®:17 – Global is subject to specified subordination provisions. The Company may also, in connection with the termination of the advisory agreements for the Managed REITs, be entitled to a termination payment based on the amount by which the fair value of a Managed REITs' properties, less indebtedness, exceeds investors' capital surplus plus a specified preferred return, although, as described below, the Company waived such fees in connection with the CPA®:16 Merger.

              In addition, under the terms of a dealer-manager agreement between Carey Financial and CPA®:17 – Global, in 2013 the Company earned a selling commission of up to $0.65 per share sold and a dealer-manager fee of up to $0.35 per share sold through the date that its public offering was completed in January 2013. The Company re-allowed all or a portion of the dealer-manager fees to selected dealers participating in CPA®:17 – Global's offering. In addition, under the terms of dealer-manager agreements between Carey Financial and CWI, the Company earns a selling commission of up to $0.70 per share sold and a dealer-manager fee of up to $0.30 per share sold in its public offerings. Under the terms of a dealer-manager agreement between Carey Financial and CPA®:18 – Global, the Company receives selling commissions, depending on the class of stock sold in its public offering, of $0.70 or $.14 per share and a dealer-manager fee of $0.30 or $0.21 per share, for its Class A and Class C common stock, respectively. The Company re-allows all or a portion of the dealer-manager fees to selected dealers participating in each of those offerings. Currently, Carey Financial also receives an annual distribution and shareholder servicing fee in connection with sales of CPA®:18 – Global's Class C stock equal to 1% of the per share purchase price, which is accrued daily and paid quarterly in arrears. Total compensation earned in connection with the CPA®:18 – Global and CWI offerings cannot exceed the limitations prescribed by FINRA, which is currently 10% of gross offering proceeds. The Company may also be reimbursed for reasonable bona fide due diligence expenses, subject to limitations on total organization and offering expenses.

              The Company is also entitled to receive up to 10% of the available cash from the operating partnerships of the Managed REITs, which is defined as the operating partnership's cash generated from operations, excluding capital proceeds, as reduced by operating expenses and debt service, excluding prepayments and balloon payments.

              For more information regarding the fees received by the Company from the Managed REITs, see Note 4 to the consolidated financial statements in the 2013 Form 10-K.

              Merger with CPA®:16 – Global — On July 25, 2013, the Company and CPA®:16 – Global entered into a definitive agreement pursuant to which CPA®:16 – Global would merge with and into one of W. P. Carey's wholly-owned subsidiaries, subject to the approval of the Company's stockholders and the stockholders of CPA®:16 – Global. On January 24, 2014, the Company's stockholders and the stockholders of CPA®:16 – Global each approved the CPA®:16 Merger, which closed on January 31, 2014.

              In the CPA®:16 Merger, CPA®:16 – Global stockholders received 0.1830 shares of W. P. Carey Common Stock in exchange for their shares of CPA®:16 – Global stock, pursuant to an exchange ratio based upon a value of $11.25 per share of CPA®:16 – Global and the volume weighted average trading price of the Company's Common Stock for the five consecutive trading days ending on the third trading day preceding the closing of the transaction on January 31, 2014. CPA®:16 – Global stockholders received cash in lieu of any fractional shares in the CPA®:16 Merger. The Company paid total merger consideration of approximately $1.8 billion, including the issuance of 30,729,878 shares of W. P. Carey's Common Stock with a fair value of $1.8 billion, based on the closing price of W. P. Carey's Common Stock on January 31, 2014 of $59.08 per share, to the stockholders of CPA®:16 – Global in exchange for the 168,041,772 shares of CPA®:16 – Global common stock that W. P. Carey and its affiliates did not previously own, and cash of $1.3 million paid in lieu of issuing any fractional shares. As a condition of the CPA®:16 Merger, the Company waived the subordinated disposition and termination fees that it would have been entitled to receive from CPA®:16 – Global upon its liquidation pursuant to the terms of the Company's advisory agreement with CPA®:16 – Global.

              Loans to Managed REITs — During 2013, the Company's board of directors approved unsecured loans from the Company to CWI and CPA®:18 – Global of up to $50.0 million and up to $100.0 million, respectively, each at a rate equal to the rate at which the Company is able to borrow funds under its credit facility, for the purpose of facilitating acquisitions approved by their respective investment committees that they would not otherwise have sufficient available funds to complete, with any loans to be made solely at the discretion of the Company's management. On August 20, 2013, in order to facilitate an acquisition by CPA®:18 – Global, the Company made a $15.0 million loan to CPA®:18 – Global, which was repaid in full prior to maturity on October 4, 2013.

              Transactions with Estate of Wm. Polk Carey.    On January 2, 2012, Wm. Polk Carey, our Chairman and Founder, passed away. In July 2012, we entered into a voting agreement with Mr. Carey's Estate and its affiliated entities (collectively, the "Estate") pursuant to which the Estate agreed to vote its shares of our predecessor's stock in favor of the CPA®:15 Merger and related transactions. Concurrently with the execution of the voting agreement, we entered into a share purchase agreement with the Estate (the "Share Purchase Agreement") pursuant to which we agreed to purchase up to an aggregate amount of $85.0 million of Common Stock beneficially owned by the Estate, in three transactions between August 6, 2012 and March 31, 2013, on specified terms. During 2012, we completed two transactions totaling $45.0 million, and the third transaction was completed in 2013 for $40.0 million.

              Concurrently with the execution of the voting agreement and the Share Purchase Agreement, we and the Estate entered into a registration rights agreement. In general, the registration rights agreement provided the Estate, at any time through September 28, 2015, with three demand registration rights for the registration via an underwritten public offering of, in each instance, between (i) a minimum of (a) $50.0 million, with respect to one demand registration right, and (b) $75.0 million, with respect to two demand registration rights, and (ii) a maximum of $250.0 million worth of our Common Stock. Additionally, the registration rights agreement provided the Estate with unlimited "piggyback" registration rights regarding our Common Stock. In February 2014, the Estate distributed its assets, including substantially all of the shares of our Common Stock that it owned, to Mr. Carey's beneficiaries so that the rights granted to the Estate under the registration rights agreement are effectively no longer able to be exercised.

              Reginald H. Winssinger Family Investments.    Members of the family of Director Reginald H. Winssinger are co-investors with the Company in one of the Company's investments in France. These ownership interests are subject to substantially the same terms as all other ownership interests in the investment.

              Other Transactions.    The Company owns interests in entities ranging from 3% to 95%, including jointly-controlled tenant-in-common interests in properties, with the remaining interests generally held by affiliates, including the CPA® REITs, and owns common stock in each of the Managed REITs.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. Signature (Joint Owners) Date Signature [PLEASE SIGN WITHIN BOX] Date VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. W. P. CAREY INC. 50 ROCKEFELLER PLAZA NEW YORK, NY 10020 ATTN: INVESTOR RELATIONS M75510-P53005 To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. W. P. CAREY INC. For All For All Except Withhold All The Board of Directors recommends you vote FOR the following: ! ! ! 1. Election of Directors Nominees: 01) Trevor P. Bond 02) Nathaniel S. Coolidge 03) Mark J. DeCesaris 04) Eberhard Faber, IV 05) Benjamin H. Griswold, IV 06) Axel K.A. Hansing 07) Jean Hoysradt 08) Dr. Richard C. Marston 09) Robert E. Mittelstaedt, Jr. 10) Charles E. Parente 11) Mary M. VanDeWeghe 12) Nick J.M. van Ommen 13) Dr. Karsten von Köller 14) Reginald Winssinger Against Abstain For The Board of Directors recommends that you vote FOR the following proposal: ! ! ! 2. To approve the advisory resolution on executive compensation. 1 Year Abstain 2 Years The Board of Directors recommends that you vote for the "Vote Every Year" option on the following proposal: 3 Years ! ! ! ! 3. To approve holding an advisory vote on executive compensation every one, two or three years, as indicated. For Against Abstain The Board of Directors recommends that you vote FOR the following proposal: ! ! ! 4. Ratification of Appointment of PricewaterhouseCoopers LLP as the Company's Independent Registered Public Accounting Firm for 2014. NOTE: To transact such other business as may properly come before the meeting and any adjournment or postponement thereof. ! ! Please indicate if you plan to attend this meeting. No Yes Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com. M75511-P53005 W. P. CAREY INC. ANNUAL MEETING OF STOCKHOLDERS JUNE 19, 2014 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS The stockholder(s) hereby appoint(s) Thomas E. Zacharias and Susan C. Hyde, and each of them, with full power of substitution, as proxy to vote all shares of W. P. Carey Inc. common stock that the stockholder(s) is/are entitled to vote at the 2014 Annual Meeting of Stockholders of W. P. Carey Inc. to be held at The TimesCenter, 242 West 41st Street, New York, NY on Thursday, June 19, 2014 at 4:00 p.m., and any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, FOR PROPOSAL 2, FOR THE "VOTE EVERY YEAR" OPTION ON PROPOSAL 3, AND FOR PROPOSAL 4. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE. Continued and to be signed on reverse side